This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

                                                                  APRIL 17, 2003

                           OFFER TO PURCHASE FOR CASH

                   ALL OF THE CLASS A COMMON SHARES, SERIES 1

                                       OF

                               DUPONT CANADA INC.
          NOT ALREADY HELD BY DCI ACQUISITION INC. AND ITS AFFILIATES

                                 AT A PRICE OF

                 CDN. $21.00 PER CLASS A COMMON SHARE, SERIES 1

                                       BY

                             DCI ACQUISITION INC.,
                                A SUBSIDIARY OF
                      E. I. DU PONT DE NEMOURS AND COMPANY

     This offer (the "Offer") by DCI Acquisition Inc. (the "Offeror"), a subsidiary of E. I. du Pont de Nemours and Company ("EID"), to purchase all of the outstanding class A common shares, series 1 (the "Common Shares") of DuPont Canada Inc. ("DuPont Canada" or the "Company"), other than Common Shares already held by the Offeror and its affiliates, will be open for acceptance until 11:59 p.m., (Toronto time), on May 23, 2003, unless the Offer is extended or withdrawn by the Offeror (the "Expiry Time"). The Offeror, together with its affiliates, holds 212,591,160 Common Shares, representing approximately 76% of the currently issued and outstanding Common Shares. The Offer is subject to certain conditions, including there being validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitutes at least 90% of the aggregate outstanding Common Shares (including, for this purpose, Common Shares underlying any options ("Options"), warrants or other rights to purchase Common Shares that are exercisable prior to the Expiry Time) not currently owned by the Offeror and its affiliates. Each of the conditions of the Offer is set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer".

     THE BOARD OF DIRECTORS OF DUPONT CANADA (THE "BOARD OF DIRECTORS") AND A COMMITTEE OF INDEPENDENT DIRECTORS OF DUPONT CANADA (THE "SPECIAL COMMITTEE") HAVE CONCLUDED THAT THE OFFER IS FAIR TO HOLDERS OF COMMON SHARES ("SHAREHOLDERS") OTHER THAN THE OFFEROR AND ITS AFFILIATES, AND THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER. TD SECURITIES INC., THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS CONCLUDED THAT THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SHAREHOLDERS OTHER THAN THE OFFEROR AND ITS AFFILIATES. THE BOARD OF DIRECTORS HAS INFORMED THE OFFEROR THAT THE DIRECTORS AND SENIOR OFFICERS OF DUPONT CANADA INTEND TO DEPOSIT PURSUANT TO THE TERMS OF THIS OFFER ANY COMMON SHARES OWNED BY THEM AS OF THE EXPIRY TIME. FOR FURTHER INFORMATION, SEE THE ACCOMPANYING DIRECTORS' CIRCULAR.

     DuPont Canada has entered into an agreement (the "Support Agreement") to co-operate with the Offeror and take all reasonable action to support the Offer. See "Agreements Relating to the Offer" in the Circular.

     Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Transmittal (printed on blue paper) or a facsimile thereof and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Procedure for Guaranteed Delivery", using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. A Shareholder holding units in DuPont Canada's performance sharing program and wishing to accept the Offer should request the administrator of the program to deposit the Common Shares to which the holder would be entitled on redemption of such units to the Offer.

     The Offer is made only for Common Shares and is not made for any Options. Holders of Options that wish to participate in the Offer should exercise their rights to acquire Common Shares and deposit the resulting Common Shares to the Offer. Alternatively, holders of Options under the DuPont Canada Employee Stock Option Plan may, in certain circumstances, be entitled to surrender their Options to DuPont Canada and receive options to acquire shares of common stock of EID in accordance with the terms and conditions contained in a separate letter dated April 17, 2003 from EID to holders of Options under the DuPont Canada Employee Stock Option Plan.

     Questions and requests for assistance may be directed to Merrill Lynch Canada Inc. or BMO Nesbitt Burns Inc. in Canada, to Merrill Lynch, Pierce, Fenner & Smith Incorporated or BMO Nesbitt Burns Corp. in the United States, or to Innisfree M&A Incorporated (the "Information Agent"). Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Dealer Managers, the Information Agent, or Computershare Trust Company of Canada (the "Depositary") at their respective addresses shown on the last page of this document.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFEROR MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION.

                             ---------------------

                     The Dealer Managers for the Offer are:

                     CANADA                                       UNITED STATES
           MERRILL LYNCH CANADA INC.                          MERRILL LYNCH, PIERCE,
                                                           FENNER & SMITH INCORPORATED
                    - AND -
                                                                     - AND -
             BMO NESBITT BURNS INC.
                                                             BMO NESBITT BURNS CORP.

                  NOTICE TO SHAREHOLDERS IN THE UNITED STATES

     THE OFFER IS MADE FOR THE SECURITIES OF A CANADIAN ISSUER. THE OFFER IS SUBJECT TO APPLICABLE DISCLOSURE REQUIREMENTS IN CANADA. SHAREHOLDERS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE IN THE UNITED STATES. FINANCIAL INFORMATION REGARDING THE COMPANY INCLUDED OR REFERRED TO HEREIN HAS BEEN DERIVED FROM PUBLICLY AVAILABLE FINANCIAL STATEMENTS WHICH HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

     THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE OFFEROR IS INCORPORATED UNDER THE LAWS OF CANADA AND THAT SOME OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF CANADA, THAT CERTAIN OF THE DEALER MANAGERS AND ALL OF THE EXPERTS NAMED IN THE CIRCULAR ARE RESIDENTS OF CANADA, AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE OFFEROR AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES. THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER UNITED STATES SECURITIES LAWS MAY ALSO BE AFFECTED ADVERSELY BY THE FACT THAT THE COMPANY IS INCORPORATED UNDER THE LAWS OF CANADA, THAT SOME OR ALL OF ITS DIRECTORS ARE RESIDENTS OF CANADA AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE COMPANY AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

     SHAREHOLDERS SHOULD BE AWARE THAT THE OFFEROR OR ITS AFFILIATES, DIRECTLY OR INDIRECTLY, MAY BID FOR OR MAKE PURCHASES OF COMMON SHARES, OR OF RELATED SECURITIES OF THE COMPANY, DURING THE PERIOD OF THE OFFER, AS PERMITTED BY APPLICABLE CANADIAN LAWS OR PROVINCIAL LAWS OR REGULATIONS. SEE SECTION 12 OF THE OFFER TO PURCHASE, "MARKET PURCHASES".

     THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

     All dollar references in the Offer are to Canadian dollars, unless otherwise indicated. On April 15, 2003, the noon rate of exchange as reported by the Bank of Canada was Cdn.$1.00 = U.S.$0.6889.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in the accompanying Circular under "Background to the Offer" and "Purpose of the Offer and Plans for the Company", in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................      5
GLOSSARY....................................................      9
OFFER TO PURCHASE
1.   The Offer..............................................     12
2.   Time for Acceptance....................................     12
3.   Manner of Acceptance...................................     12
4.   Conditions of the Offer................................     15
5.   Extension and Variation of the Offer...................     17
6.   Withdrawal of Deposited Common Shares..................     18
7.   Payment for Deposited Common Shares....................     19
8.   Return of Deposited Common Shares......................     20
9.   Mail Service Interruption..............................     20
10. Dividends and Distributions.............................     20
11. Notices and Delivery....................................     21
12. Market Purchases........................................     21
13. Other Terms of the Offer................................     22
CIRCULAR
The Offeror and EID.........................................     23
The Company.................................................     23
Background to the Offer.....................................     24
Agreements Relating to the Offer............................     27
Reasons to Accept the Offer.................................     29
Purpose of the Offer and Plans for the Company..............     29
Source of Funds.............................................     30
Beneficial Ownership of and Trading in Securities...........     30
TD Securities Valuation and Fairness Opinion................     30
Price Range and Trading Volume of Common Shares.............     36
Dividends and Dividend Policy...............................     36
Previous Distributions of Common Shares.....................     37
Effect of the Offer on the Market for Common Shares; Stock
  Exchange Listing; and
  Public Disclosure by the Company..........................     37
Commitments to Acquire Common Shares........................     37
Arrangements, Agreements or Understandings..................     38
Certain Canadian Federal Income Tax Considerations..........     38
Material Changes and Other Information......................     42
Acquisition of Common Shares Not Deposited..................     42
Dealer Managers and Depositary..............................     45
Information Agent...........................................     45
Legal Matters...............................................     46
Requirements of an Insider Bid..............................     46
Offerees' Statutory Rights..................................     46
Directors' Approval.........................................     46
CONSENTS....................................................     47
CERTIFICATE.................................................     48

                                    SUMMARY

     The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer to Purchase and Circular. Certain capitalized words and terms used in this Summary are defined in the Glossary. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars. SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND CIRCULAR IN THEIR ENTIRETY.

THE OFFER

     The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer, all of the issued and outstanding Common Shares (including any Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of any Options, warrants or other rights to acquire Common Shares) not already held by the Offeror and its affiliates, at a price of Cdn. $21.00 in cash per Common Share. The Offer is open for acceptance until 11:59 p.m. (Toronto time), on May 23, 2003, unless the Offer is withdrawn or extended by the Offeror. See Section 2 of the Offer to Purchase, "Time for Acceptance".

     The Offer is made only for Common Shares and is not made for any Options. Holders of Options that wish to participate in the Offer should exercise their rights to acquire Common Shares and deposit the resulting Common Shares to the Offer. Alternatively, holders of Options under the DuPont Canada Employee Stock Option Plan may, in certain circumstances, be entitled to surrender their Options to DuPont Canada and receive options to acquire shares of common stock of EID in accordance with the terms and conditions contained in a separate letter dated April 17, 2003 from EID to holders of Options under the DuPont Canada Employee Stock Option Plan.

RECOMMENDATION OF DUPONT CANADA BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE HAVE CONCLUDED THAT THE OFFER IS FAIR TO SHAREHOLDERS OTHER THAN THE OFFEROR AND ITS AFFILIATES, AND THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER. TD SECURITIES, THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS CONCLUDED THAT THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SHAREHOLDERS OTHER THAN THE OFFEROR AND ITS AFFILIATES. THE BOARD OF DIRECTORS HAS INFORMED THE OFFEROR THAT THE DIRECTORS AND SENIOR OFFICERS OF DUPONT CANADA INTEND TO DEPOSIT PURSUANT TO THE TERMS OF THIS OFFER ANY COMMON SHARES OWNED BY THEM AS OF THE EXPIRY TIME. FOR FURTHER INFORMATION, SEE THE ACCOMPANYING DIRECTORS' CIRCULAR.

TD SECURITIES VALUATION AND FAIRNESS OPINION

     The Special Committee engaged TD Securities to prepare a formal valuation of the Common Shares in accordance with Rule 61-501 and Policy Q-27, and to provide its opinion as to the fairness of the Offer, from a financial point of view, to Shareholders other than the Offeror and its affiliates.

     In the TD Securities Valuation, TD Securities determined that, as of March 19, 2003, the fair market value of the Common Shares was in the range of $20.00 to $23.00 per Common Share. In the TD Securities Fairness Opinion, TD Securities determined that, as of March 19, 2003, the Offer was fair, from a financial point of view, to Shareholders other than the Offeror and its affiliates. See "TD Securities Valuation and Fairness Opinion" in the Circular for a summary of the TD Securities Valuation and the TD Securities Fairness Opinion. Shareholders are urged to read the TD Securities Valuation and Fairness Opinion, included as Schedule B to the accompanying Directors' Circular, in its entirety.

THE OFFEROR AND EID

     The Offeror has been incorporated and organized under the laws of Canada solely for the purpose of making the Offer and has not carried on any activities to date other than those incidental to its formation and those relating to the making of the Offer. The Offeror is a subsidiary of EID.

     EID was founded in 1802 and was incorporated in Delaware in 1915. EID operates globally, manufacturing a wide range of products for distribution and sale to many different markets, including the transportation, textile, construction, motor vehicle, agricultural, home furnishings, medical, packaging, electronics and the nutrition and health markets. Total worldwide employment at year-end 2002 was about 79,000 people. EID and its subsidiaries have operations in about 75 countries worldwide and, as a result, about 50 percent of consolidated sales are made to customers outside the United States.

     In 2002, EID strategically realigned its businesses into five market and technology-focused growth platforms and announced plans for the creation of the DuPont Textiles and Interiors business enterprise ("DTI"), with the intent to separate DTI from EID by year-end 2003, market conditions permitting.

DUPONT CANADA

     DuPont Canada, whose business origins date from 1862, is a diversified industrial manufacturing company. DuPont Canada upgrades basic chemicals into other products for use by manufacturers who convert such products into consumer and industrial goods. The wide range of products sold includes synthetic fibres, polymer resins, packaging films, automotive finishes, agricultural and industrial chemicals, and allied products. The Company's products are sold to approximately 1,700 customers located in Canada, and through global DuPont Canada affiliates, in the United States and in more than 40 other countries worldwide. Other than global DuPont Canada affiliates which represent approximately 80% of DuPont Canada's consolidated revenues, no single customer, or group of customers under common control, accounts for more than 10% of the Company's consolidated revenues. DuPont Canada has manufacturing plants in the Province of Ontario at Ajax, Sarnia, Kingston, Maitland and Whitby; in Thetford Mines, Quebec; in Vancouver, British Columbia; and in Paris, France. In May of 2002, DuPont Canada acquired Liqui-Box Corporation, a manufacturer of packaging systems for pumpable food products for institutional applications, adding 700 new employees and 11 new sites: Ashland, Ohio; Auburn, Massachusetts; Elkton, Maryland; Houston, Texas; Lake Wales, Florida; Ontario and Sacramento, California; Upper Sandusky, Ohio; Worthington, Ohio; Mexico City, Mexico; Romiley, United Kingdom; and Savli, India.

PURPOSE OF THE OFFER AND PLANS FOR DUPONT CANADA

     The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares not already held by the Offeror and its affiliates.

     As previously announced, EID intends to pursue the separation of its global textiles and interiors ("T&I") business during 2003 and is considering all of its options in relation to such global separation, including a sale of the T&I business to a third party or an initial public offering of the global T&I business.

     In that context, it is expected that if EID is successful in acquiring indirectly 100% of the outstanding shares of DuPont Canada, some or all of the business and operations of DuPont Canada will be transferred to the global T&I business enterprise through a transfer of the shares or assets of DuPont Canada or as otherwise may be determined by the parties to such a transaction. In conjunction with such transfer, EID will review the non-T&I business operations of DuPont Canada in the context of EID's global business. This transfer is expected to occur prior to any separation of the global T&I business by EID.

     If EID is not successful in acquiring indirectly 100% of the outstanding shares of DuPont Canada, EID intends to transfer its current indirect share ownership interest in DuPont Canada to the global T&I business enterprise in connection with the global separation, whether such separation occurs as a sale, an initial public offering or otherwise. With regard to the T&I business of DuPont Canada following such ownership transfer, it is expected that the global T&I business enterprise and DuPont Canada would conduct business with each other directly with the ultimate business arrangements between them being a function of the global T&I business strategy. With regard to the non-T&I business operations of DuPont Canada following such ownership transfer, it is expected that EID and DuPont Canada would continue to conduct business directly with each other consistent with past practices.

     In connection with its preparations for a possible initial public offering of the global T&I business, EID has separated its global T&I business (excluding DuPont Canada's T&I business) into several wholly-owned subsidiaries. EID has also from time to time received inquiries from, and has had preliminary discussions with, third parties concerning the potential sale of all or a portion of the global T&I business and is currently in negotiations with a third party regarding the possible sale of the global T&I business. There can be no assurance that any such discussions will continue, that any such sale efforts will be successful or, if successful, of the terms, conditions, or timing of any potential transaction. EID does not intend to make any further disclosure with respect to any such discussions or negotiations unless and until they have resulted in a signed definitive agreement or such discussions or negotiations have been terminated. EID continues to explore all available alternatives with respect to the separation of the global T&I business, including a third party sale or an initial public offering.

Effect of the Offer on the Market for Common Shares; Stock Exchange Listings, and Public Disclosure by the Company

     If permitted by applicable law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror will apply to the TSX to delist the Common Shares from trading on such exchange and will apply to the relevant securities regulatory authorities in Canada for orders declaring that DuPont Canada is no longer a "reporting issuer" for purposes of the relevant Canadian securities legislation. The effect of these actions will be that DuPont Canada will no longer be required to file publicly, or provide to security holders or others, financial information or timely disclosure with respect to its business and affairs and that the liquidity and market value of any remaining Common Shares held by the public may be adversely affected.

MARKET PRICE AND COMMON SHARES

     On March 18, 2003, the trading day immediately preceding the public announcement by the Offeror of its intention to make the Offer, the closing price for the Common Shares on the TSX was $17.24. The Offer price of $21.00 represents a premium of approximately 21.8% over the closing price for the Common Shares on the TSX on March 18, 2003 and a premium of approximately 27.3% over the 10-day average closing price on the TSX of $16.49 per Common Share prior to the announcement.

SUPPORT AGREEMENT

     DuPont Canada has entered into an agreement (the "Support Agreement") to co-operate with the Offeror and take all reasonable action to support the Offer. See "Agreements Relating to the Offer" in the Circular.

CONDITIONS OF THE OFFER

     The Offeror has the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer to Purchase, "Conditions of the Offer", are satisfied or waived by the Offeror at or prior to the Expiry Time. Those conditions include there having been validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitutes at least 90% of the aggregate outstanding Common Shares (including, for this purpose, the Common Shares underlying any Options, warrants or other rights to purchase Common Shares that are exercisable prior to the Expiry Time) not currently owned by the Offeror and its affiliates (the "Minimum Condition").

MANNER OF ACCEPTANCE

     A Shareholder wishing to accept the Offer must deposit the certificate(s) representing such Shareholder's Common Shares, together with the Letter of Transmittal (printed on blue paper) or a facsimile thereof, properly completed and duly executed, at or prior to the Expiry Time, at any one of the offices of the Depositary specified in the Letter of Transmittal. Instructions are contained in the Letter of Transmittal which accompanies the Offer to Purchase and Circular. A Shareholder wishing to accept the Offer whose Common Shares are held in the name of a nominee should request the broker, investment dealer, bank, trust company or other nominee to deposit such Shareholder's Common Shares. A Shareholder holding units in DuPont Canada's performance sharing program and wishing to accept the Offer should request the administrator of the program to deposit the Common Shares to which the holder would be entitled on redemption of such units to the Offer. A Shareholder wishing to accept the Offer whose certificates are not immediately available or who cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time may accept the Offer by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Procedure for Guaranteed Delivery".

     Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Common Shares directly to the Depositary or if they utilize the services of any member of the Soliciting Dealer Group to accept the Offer.

WITHDRAWAL OF DEPOSITED COMMON SHARES

     Common Shares deposited under the Offer may be withdrawn at any time if the Common Shares have not been taken up by the Offeror and in the other circumstances described in Section 6 of the Offer to Purchase, "Withdrawal of Deposited Common Shares".

PAYMENT FOR DEPOSITED COMMON SHARES

     Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn not later than 10 calendar days after the Expiry Time. Any Common Shares taken up will be paid for by the Offeror as soon as possible, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date upon which Common Shares are taken up under the Offer will be taken up and paid for within 10 calendar days of such deposit. See Section 7 of the Offer to Purchase, "Payment for Deposited Common Shares".

ACQUISITION OF COMMON SHARES NOT DEPOSITED

     If the Minimum Condition is satisfied, the Offeror currently intends to acquire the remaining Common Shares pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. See "Acquisition of Common Shares Not Deposited" in the Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     A Canadian resident Shareholder who holds a Common Share as capital property and disposes of such Common Share pursuant to the Offer will generally realize a capital gain (or capital loss) to the extent that the Offer price of $21.00, net of any reasonable costs of disposition, exceeds (or is less than) the Shareholder's adjusted cost base of the Common Share. See "Certain Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada" in the Circular.

     A non-resident Shareholder who holds Common Shares as capital property will only be subject to tax under the Income Tax Act (Canada) on a capital gain realized on the disposition of Common Shares pursuant to the Offer if the Common Shares are taxable Canadian property as defined in the Income Tax Act (Canada) and the Shareholder is not entitled to relief under the provisions of an applicable income tax treaty. See "Certain Canadian Federal Income Tax Considerations -- Shareholders Not Resident in Canada" in the Circular.

DEPOSITARY

     Computershare Trust Company of Canada is acting as depositary (the "Depositary") under the Offer and will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery. See "Dealer Managers and Depositary" in the Circular.

DEALER MANAGER AND SOLICITING DEALER GROUP

     Merrill Lynch Canada Inc. and BMO Nesbitt Burns Inc. have been retained as Dealer Managers for the Offer in Canada, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Nesbitt Burns Corp. have been retained as Dealer Managers for the Offer in the United States. The Dealer Managers will solicit acceptances of the Offer and will form the Soliciting Dealer Group to solicit acceptances of the Offer in Canada. See "Dealer Managers and Depositary" in the Circular.

INFORMATION AGENT

     Innisfree M&A Incorporated has been retained as Information Agent for the Offer. In addition to contacting the Dealer Managers, Shareholders with any questions or who need assistance may contact the Information Agent at the following address and telephone numbers:

                              Innisfree M&A Incorporated
                              501 Madison Avenue, 20th Floor
                              New York, New York 10022

                              Shareholders Call Toll Free:
                              (888) 750-5835 (English)
                              (877) 750-9499 (French)

                              Banks and Brokers Call Collect:
                              (212) 750-5833

                                    GLOSSARY

     In the Offer to Purchase and Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

     "AFFILIATE" has the meaning ascribed thereto in the Securities Act
(Ontario);

     "APPOINTEE" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Power of Attorney";

     "ASSOCIATE" has the meaning ascribed thereto in the Securities Act
(Ontario);

     "BOARD OF DIRECTORS" means the board of directors of DuPont Canada;

     "CBCA" means the Canada Business Corporations Act, as amended;

     "CCRA" means the Canada Customs and Revenue Agency;

     "CIRCULAR" means the take-over bid circular accompanying the Offer to Purchase and forming part of the Offer;

     "COMMON SHARES" means class A common shares, series 1 of the Company as constituted on the date hereof;

     "COMPANY" or "DUPONT CANADA" means DuPont Canada Inc., a corporation governed by the CBCA;

     "COMPULSORY ACQUISITION" has the meaning ascribed thereto in the Circular under the heading "Acquisition of Common Shares Not Deposited -- Compulsory Acquisition";

     "DEALER MANAGERS" means Merrill Lynch Canada Inc. and BMO Nesbitt Burns Inc. in Canada, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Nesbitt Burns Corp. in the United States;

     "DEPOSIT PERIOD" means the period commencing on the date hereof and ending at the Expiry Time;

     "DEPOSITARY" means Computershare Trust Company of Canada;

     "DEPOSITED SECURITIES" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Dividends and Distributions";

     "DIRECTORS' CIRCULAR" means the accompanying directors' circular dated April 17, 2003, as prepared by the Board of Directors;

     "DISTRIBUTIONS" has the meaning set forth in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Dividends and Distributions";

     "DTI" means the DuPont Textiles and Interiors business enterprise;

     "EID" means E. I. du Pont de Nemours and Company, a corporation incorporated under the laws of Delaware;

     "ELIGIBLE INSTITUTION" means a Canadian Schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

     "EXPIRY TIME" means 11:59 p.m., Toronto time, on May 23, 2003, or such later time and date as may be fixed by the Offeror from time to time pursuant to
Section 5 of the Offer to Purchase, "Extension and Variation of the Offer";

     "GOING PRIVATE TRANSACTION" has the meaning ascribed thereto in Rule 61-501, unless otherwise defined;

     "INFORMATION AGENT" means Innisfree M&A Incorporated;

     "LETTER OF TRANSMITTAL" means the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offer to Purchase and Circular;

     "MINIMUM CONDITION" has the meaning ascribed thereto in paragraph (a) of
Section 4 of the Offer to Purchase, "Conditions of the Offer";

     "NON-RESIDENT SHAREHOLDER" has the meaning ascribed thereto in the Circular under the heading "Certain Canadian Federal Income Tax Considerations -- Shareholders Not Resident in Canada";

     "NOTICE OF GUARANTEED DELIVERY" means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer to Purchase and Circular;

     "OFFER" means the offer to purchase Common Shares made hereby to Shareholders, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery;

     "OFFEROR" means DCI Acquisition Inc., a corporation incorporated under the laws of Canada;

     "OFFEROR'S NOTICE" has the meaning ascribed thereto in the Circular under the heading "Acquisition of Common Shares not Deposited -- Compulsory Acquisition";

     "OPTIONS" means any options to purchase Common Shares of the Company;

     "OSC" means the Ontario Securities Commission;

     "PERSON" includes any individual, body corporate, trust, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, or any form of unincorporated entity;

     "POLICY Q-27" means Policy Q-27 of the QSC, as amended;

     "PURCHASED SECURITIES" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Power of Attorney";

     "QSC" means the Commission des valeurs mobilieres du Quebec;

     "REDEEMABLE SHARES" has the meaning ascribed thereto in the Circular under the heading "Certain Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada -- Subsequent Acquisition Transaction";

     "RESIDENT SHAREHOLDER" has the meaning ascribed thereto in the Circular under the heading "Certain Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada";

     "RULE 61-501" means Rule 61-501 of the OSC, as amended;

     "SHAREHOLDER" means a holder of Common Shares;

     "SOLICITING DEALER" has the meaning ascribed thereto in the Circular under the heading "Dealer Managers and Depositary";

     "SOLICITING DEALER GROUP" means the group of soliciting dealers formed by the Dealer Managers to solicit acceptances of the Offer in Canada;

     "SPECIAL COMMITTEE" has the meaning ascribed thereto in the Circular under the heading "Background to the Offer";

     "SUBSEQUENT ACQUISITION TRANSACTION" has the meaning ascribed thereto in the Circular under the heading "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction";

     "SUBSIDIARY" of any person, means any person, company, partnership, joint venture or other business organization in which such first-mentioned person has at least a 50% ownership interest, directly or indirectly;

     "SUPPORT AGREEMENT" means the support agreement between the Offeror (formerly 6076441 Canada Inc.) and DuPont Canada dated March 19, 2003;

     "TAX ACT" means the Income Tax Act (Canada), as amended;

     "T&I" means textiles and interiors;

     "TD SECURITIES" means TD Securities Inc., together with its affiliates where the context so requires;

     "TD SECURITIES FAIRNESS OPINION" means the fairness opinion of TD Securities included in the TD Securities Valuation and Fairness Opinion;

     "TD SECURITIES VALUATION" means the valuation report of TD Securities included in the TD Securities Valuation and Fairness Opinion;

     "TD SECURITIES VALUATION AND FAIRNESS OPINION" means the valuation report and fairness opinion dated April 3, 2003 from TD Securities to the Special Committee, a copy of which is attached to the Directors' Circular as Schedule B; and

     "TSX" means the Toronto Stock Exchange.

                               OFFER TO PURCHASE

                                                                  APRIL 17, 2003

TO: THE HOLDERS OF COMMON SHARES OF THE COMPANY

1.   THE OFFER

     The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (including any Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of any Options, warrants or other rights to acquire Common Shares) not already held by the Offeror and its affiliates, at a price of Cdn. $21.00 in cash per Common Share.

     The Offer is made only for Common Shares and is not made for any Options. Any holder of Options who wishes to accept the Offer must exercise such Options in order to obtain certificates representing Common Shares and then deposit those Common Shares under the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that Common Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Procedure for Guaranteed Delivery". Alternatively, holders of Options under the DuPont Canada Employee Stock Option Plan may, in certain circumstances, be entitled to surrender their Options to DuPont Canada and receive options to acquire shares of common stock of EID in accordance with the terms and conditions contained in a separate letter dated April 17, 2003 from EID to holders of Options under the DuPont Canada Employee Stock Option Plan.

     All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

     THE ACCOMPANYING CIRCULAR, LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY, WHICH ARE INCORPORATED INTO AND FORM PART OF THE OFFER, CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

2.   TIME FOR ACCEPTANCE

     The Offer is open for acceptance until the Expiry Time, being 11:59 p.m. (Toronto time) on May 23, 2003 unless the Offer is withdrawn or extended by the Offeror. The Expiry Time may be extended at the Offeror's sole discretion pursuant to Section 5 of the Offer to Purchase, "Extension and Variation of the Offer".

3.   MANNER OF ACCEPTANCE

LETTER OF TRANSMITTAL

     The Offer may be accepted by delivering the following documents to the Depositary at any of the offices listed in the Letter of Transmittal accompanying the Offer so as to arrive there not later than the Expiry Time:

     (a) the certificate(s) representing the Common Shares in respect of which the Offer is being accepted;

     (b) a Letter of Transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

     (c) any other document required by the instructions set out in the Letter of Transmittal.

     Except as otherwise provided in the instructions set out in the Letter of Transmittal or as may be permitted by the Offeror, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

     In addition, Common Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery.

PROCEDURE FOR GUARANTEED DELIVERY

     If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificates representing the Common Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

     (a)  the deposit is made by or through an Eligible Institution;

     (b) a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

     (c) the certificate(s) representing deposited Common Shares in proper form for transfer together with a Letter of Transmittal in the form accompanying the Offer to Purchase and Circular or a facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. DELIVERY OF THE NOTICE OF GUARANTEED DELIVERY AND THE LETTER OF TRANSMITTAL AND ACCOMPANYING COMMON SHARE CERTIFICATES TO ANY OFFICE OTHER THAN SUCH OFFICE OF THE DEPOSITARY DOES NOT CONSTITUTE DELIVERY FOR PURPOSES OF SATISFYING A GUARANTEED DELIVERY.

GENERAL

     In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of the certificates representing the Common Shares, a Letter of Transmittal or a facsimile thereof, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, and any other required documents.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING COMMON SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PERSON DEPOSITING THE SAME. THE OFFEROR RECOMMENDS THAT ALL SUCH DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT BE OBTAINED OR, IF MAILED, THAT REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, BE USED AND THAT PROPER INSURANCE BE OBTAINED.

     Shareholders wishing to accept the Offer whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares. A Shareholder holding units in DuPont Canada's performance sharing program and wishing to accept the Offer should request the administrator of the program to deposit the Common Shares to which the holder would be entitled on redemption of such units to the Offer.

     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Dealer Managers, any Soliciting Dealer or the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

     The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

DIVIDENDS AND DISTRIBUTIONS

     Subject to the terms and conditions of the Offer and except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal delivered to the Depositary (the "Deposited Securities") and in and to all rights and benefits arising from such Deposited Securities including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions"). During the term of the Support Agreement, DuPont Canada has agreed to neither declare nor pay any dividends. Notwithstanding the foregoing, eligible Shareholders who deposit their Common Shares pursuant to the Offer will be entitled to receive and retain the quarterly dividend of $0.10 per Common Share declared by the Company and payable on April 30, 2003 to holders of record on April 1, 2003.

POWER OF ATTORNEY

     An executed Letter of Transmittal irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Securities covered by the Letter of Transmittal (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities"), certain officers of the Offeror and any other person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing Shareholder. The Letter of Transmittal irrevocably authorizes an Appointee, effective on and after the date the Offeror takes up and pays for such Deposited Securities, in the name and on behalf of such Shareholder: (1) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of the Company; (2) to exercise any and all rights of such Shareholder including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company, to vote any or all Purchased Securities, to execute, deliver and revoke any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities and to designate in any such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes; and (3) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder.

     A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Securities or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing Shareholder, unless the Deposited Securities are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. UPON SUCH APPOINTMENT, ALL PRIOR PROXIES AND OTHER AUTHORIZATIONS (INCLUDING, WITHOUT LIMITATION, ALL APPOINTMENTS OF ANY AGENT, ATTORNEY OR ATTORNEY-IN-FACT) OR CONSENTS GIVEN BY THE HOLDER OF SUCH PURCHASED SECURITIES WITH RESPECT THERETO WILL BE REVOKED AND NO SUBSEQUENT PROXIES OR OTHER AUTHORIZATIONS OR CONSENTS MAY BE GIVEN BY SUCH PERSON WITH RESPECT THERETO.

FURTHER ASSURANCES

     A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representative, successors and assigns of such holder.

DEPOSITING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

     The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (1) the person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the Offer; (2) the Deposited Securities and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Securities and Distributions, to any other person; (3) the deposit of the Deposited Securities and Distributions complies with applicable laws; and (4) when the Deposited Securities and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereof, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.   CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

     (a) there shall have been validly deposited under the Offer and not withdrawn a number of Common Shares which constitutes at least 90% of the aggregate outstanding Common Shares (including, for this purpose, Common Shares underlying any Options, warrants or other rights to purchase Common Shares that are exercisable prior to the Expiry Time) not currently owned by the Offeror and its affiliates (the "Minimum Condition");

     (b) all government or regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, without limitation, those of any stock exchanges or other securities or regulatory authorities) which in the Offeror's sole judgement are necessary or desirable to complete the Offer, any acquisition of the Common Shares not deposited under the Offer on the same terms as the Common Shares acquired under the Offer pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its sole judgement;

     (c) the Offeror shall have determined in its sole judgment that (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated, amended or applied:

        (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares;

        (B) which, if the Offer were consummated, could in the Offeror's sole judgement, adversely affect the Offeror or DuPont Canada or any of its subsidiaries, considered individually or on a consolidated basis; or

        (C) which challenges or would prevent or make uncertain the ability of the Offeror or its affiliates to effect a Compulsory Acquisition or Subsequent Acquisition Transaction;

     (d) the Offeror shall have determined in its sole judgement that there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

     (e) there shall have been no material breach of the representations, warranties or covenants of DuPont Canada under the Support Agreement and the Support Agreement shall not have been terminated;

     (f) the Board of Directors shall not have withdrawn its recommendation that holders of Common Shares accept the Offer or changed such recommendation in a manner that has substantially the same effect;

     (g) all outstanding Options or other rights or entitlements of any type whatsoever to purchase or otherwise acquire authorized and unissued Common Shares shall have been exercised in full, cancelled, released, surrendered or waived by the holders thereof or the Offeror shall be otherwise satisfied in its sole judgement that such Options will be dealt with on terms satisfactory to the Offeror in its sole judgement in a Compulsory Acquisition or Subsequent Acquisition Transaction;

     (h) the Offeror shall have determined in its sole judgement that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which adversely affects or involves, or may adversely affect or involve, the general economic, financial, currency exchange or securities markets in Canada or elsewhere, or the financial condition, business, operations, assets, affairs or prospects of DuPont Canada or any of its subsidiaries, or which makes it inadvisable for the Offeror to proceed with the Offer or the taking up and paying for Common Shares deposited under the Offer;

     (i) the Offeror shall have determined in its sole judgement that there does not exist and since December 31, 2001 there has not occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing prior to the commencement of the Offer) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights, or privileges, whether contractual or otherwise, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of DuPont Canada or any of its subsidiaries which is or may be adverse to DuPont Canada or any of its subsidiaries or the value of the Common Shares to the Offeror;

     (j) the Offeror shall have determined in its sole judgement that none of DuPont Canada, any of its subsidiaries or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action, which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for Common Shares deposited under the Offer;

     (k) the Offeror shall have determined that in its sole judgement there shall not have occurred an actual or announced change (including any announced legislation by the Minister of Finance of Canada to amend the Tax Act or a final rule to further amend the United States Internal Revenue Code of 1986), or an announcement condition, event or development involving a change or a prospective change that directly or indirectly has or may have an adverse effect with respect to the business or operations of DuPont Canada or its subsidiaries with respect to the regulatory regime applicable to their respective businesses and operations or with respect to completing a Compulsory Acquisition or Subsequent Acquisition Transaction or that increases or would increase the effective tax cost of the Offer to the Offeror;

     (l) the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of DuPont Canada or any of its subsidiaries with any securities commission or similar securities regulatory authority in any of the provinces of Canada, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by DuPont Canada or its subsidiaries to the public which the Offeror shall have determined in its sole judgement is adverse or makes it inadvisable for the

Offeror to proceed with the Offer or the taking up and paying for Common Shares deposited under the Offer;

     (m) the Offeror shall have determined in its sole judgement that no covenant, term or condition exists in any instrument or agreement to which DuPont Canada or any of its subsidiaries is a party or to which any of their properties or assets are subject which might make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Common Shares deposited under the Offer, including without limitation any default, right of termination, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the Common Shares deposited under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction; and

     (n) the Offeror shall have determined in its sole judgement that there has not occurred any change in the compensation paid by DuPont Canada or its subsidiaries to their directors, officers or employees including the granting of additional Options or bonuses, except as contemplated under the Support Agreement.

     The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror in its sole discretion at any time, regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror. The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time in its sole discretion, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

     Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in
Section 11 of the Offer to Purchase, "Notices and Delivery", and provide a copy of the aforementioned public announcement to the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror's expense. See Section 8 of the Offer to Purchase, "Return of Deposited Common Shares".

5.   EXTENSION AND VARIATION OF THE OFFER

     The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or is extended by the Offeror.

     The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time during the Deposit Period or at any other time if permitted by law, to extend the Deposit Period or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery". The Offeror will as soon as practicable after giving notice of an extension or variation to the Depositary make a public announcement of the extension or variation and provide a copy of the notice to the TSX. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto. Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Common Shares validly deposited under the Offer and not withdrawn.

     Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), the Deposit Period will not end before 10 calendar days after the notice of such variation has been given to

Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

     If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery", to all holders of Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

     During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, "Withdrawal of Deposited Common Shares". An extension of the Deposit Period, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, "Conditions of the Offer".

     If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer without regard to when such Common Shares are taken up by the Offeror.

6.   WITHDRAWAL OF DEPOSITED COMMON SHARES

     Except as otherwise stated in this Section 6, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

     (a) at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

     (b) at any time before the expiration of 10 calendar days from the date upon which either:

        (i) a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

        (ii) a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares pursuant to the Offer where the time for deposit is not extended for a period greater than 10 calendar days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities;

     (c) at any time after three business days from the date the Offeror takes up the Common Shares, if such Common Shares have not been paid for by the Offeror; or

     (d) if after 45 calendar days from the date of the Offer, the Common Shares have been taken up but have not been paid for by the Offeror prior to receipt by the Depositary of a notice of withdrawal in respect of such shares.

     If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in Section 6(b) above are applicable, the Offer shall be extended without the Offeror first taking up the Common Shares which are subject to the rights of withdrawal.

     Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must: (1) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (2) be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn; and (3) specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary, the Dealer Managers or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

     Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, "Manner of Acceptance".

     If the Offeror is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror's other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable laws.

     In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See "Offerees' Statutory Rights" in the Circular.

     All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

7.   PAYMENT FOR DEPOSITED COMMON SHARES

     Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in Section 4 of the Offer to Purchase, "Conditions of the Offer"), the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 6 of the Offer to Purchase, "Withdrawal of Deposited Common Shares", not later than 10 calendar days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three business days after taking up the Common Shares. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up and paid for by the Offeror will be taken up and paid for not later than 10 calendar days after such deposit.

     Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase, "Conditions of the Offer", is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.

     The Offeror will be deemed to have taken up Common Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

     The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by persons depositing Common Shares.

     Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered holder of deposited Common Shares. Unless the person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first class mail, postage prepaid, to such person at the address specified in the Letter of Transmittal. If no address is specified, a cheque payable in respect of registered Common Shares will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of the Company. Cheques mailed in accordance with the paragraph will be deemed to have been delivered at the time of mailing.

     Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or utilize the services of any member of the Soliciting Dealer Group to accept the Offer.

8.   RETURN OF DEPOSITED COMMON SHARES

     If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, certificates for Common Shares that are not purchased will be returned at the Offeror's expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by sending certificates representing Common Shares not purchased by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of the Company.

9.   MAIL SERVICE INTERRUPTION

     Notwithstanding the provisions of the Offer to Purchase, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase, "Notices and Delivery". Notwithstanding Section 7 of the Offer to Purchase, "Payment for Deposited Common Shares", cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, "Conditions of the Offer", make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

     Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation and except as provided below, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of Offer on or in respect of the Common Shares.

     Eligible Shareholders who deposit their Common Shares pursuant to the Offer will be entitled to receive and retain the quarterly dividend of $0.10 per Common Share declared by the Company and payable on April 30, 2003 to holders of record on April 1, 2003. If, on or after the date of the Offer, the Company should declare, make or pay any other Distribution (in respect of Common Shares accepted for purchase pursuant to the Offer) which is payable or distributable to the Shareholders on a record date which is prior to the date of transfer of such Common Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company, then without prejudice to the Offeror's rights under Section 4 of the Offer to Purchase, "Conditions of the Offer", the whole of any such Distribution will be received and held by the depositing Shareholder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the Distribution, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under "Certain Canadian Federal Income Tax Considerations" in the Circular.

11. NOTICES AND DELIVERY

     Without limiting any other lawful means of giving notice, any notice to be given by the Offeror or to the Depositary pursuant to the Offer will be deemed to have been properly given to holders of registered Common Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of the Company in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination through its facilities, (ii) it is published once in the National Edition of The Globe and Mail or The National Post or (iii) it is given to the Canada NewsWire Service for dissemination through its facilities.

     The Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares (and to registered holders of securities exercisable for or convertible into Common Shares) or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Common Shares (and securities exercisable into Common Shares) when such list or listing is received.

     Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

12. MARKET PURCHASES

     The Offeror reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of the TSX, subject to applicable law, at any time prior to the Expiry Time. In no event will the Offeror make any such purchases of Common Shares until the third business day following the date of the Offer. If the Offeror purchases Common Shares through the facilities of the

TSX while the Offer is outstanding, the Common Shares so purchased shall be counted in any determination as to whether the Minimum Condition has been fulfilled. The aggregate number of Common Shares beneficially acquired by the Offeror through the facilities of the TSX while the Offer is outstanding shall not exceed 5% of the outstanding Common Shares as of the date of the Offer and the Offeror will issue and file a press release containing the information prescribed by law after the close of business of the TSX on each day on which such Common Shares have been purchased. For these purposes, "Offeror" includes the Offeror and any person or company acting jointly or in concert with the Offeror.

     Subject to applicable laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding while the Offer is outstanding to sell any Common Shares after the Expiry Time.

13. OTHER TERMS OF THE OFFER

     The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

     NO BROKER, DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF THE OFFEROR OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED IN THE OFFER, AND, IF ANY SUCH INFORMATION, REPRESENTATION OR WARRANTY IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NO BROKER, INVESTMENT DEALER OR OTHER PERSON SHALL BE DEEMED TO BE THE AGENT OF THE OFFEROR OR ANY OF ITS AFFILIATES, THE DEALER MANAGERS OR THE DEPOSITARY FOR THE PURPOSES OF THE OFFER.

     The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

     The Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in any such jurisdiction.

     THE OFFEROR IN ITS SOLE DISCRETION SHALL BE ENTITLED TO MAKE A FINAL AND BINDING DETERMINATION OF ALL QUESTIONS RELATING TO THE OFFER TO PURCHASE, THE CIRCULAR, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY, THE VALIDITY OF ANY ACCEPTANCE OF THE OFFER AND THE VALIDITY OF ANY WITHDRAWAL OF COMMON SHARES.

     The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

     The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

                                         DCI ACQUISITION INC.

                                         By: (signed) JOHN P. JESSUP
                                          John P. Jessup
                                          President and Chief Executive Officer
DATED: April 17, 2003

                                    CIRCULAR

     This Circular is furnished in connection with the Offer to Purchase dated April 17, 2003 by the Offeror to purchase all of the issued and outstanding Common Shares (including any Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of any Options, warrants or other rights to purchase Common Shares) not already held by the Offeror and its affiliates, at a price of Cdn. $21.00 in cash per Common Share. The terms and provisions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer to Purchase are used in this Circular with the same meaning unless the context otherwise requires.

     Except as otherwise indicated, the information concerning the Company contained in the Offer to Purchase and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to the Company taken from or based upon such documents and records are untrue or incomplete, neither the Offeror, EID nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to the Company taken from or based upon such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

                              THE OFFEROR AND EID

     The Offeror was incorporated under the CBCA on March 17, 2003 as 6076441 Canada Inc. The Offeror's corporate name was changed to DCI Acquisition Inc. on March 28, 2003. The Offeror is a subsidiary of EID. The Offeror carries on no business other than in respect of the Offer. The registered office of the Offeror is located at Suite 6600, 1 First Canadian Place, Toronto, Ontario, M5X 1B8.

     EID was founded in 1802 and was incorporated in Delaware in 1915. EID operates globally, manufacturing a wide range of products for distribution and sale to many different markets, including the transportation, textile, construction, motor vehicle, agricultural, home furnishings, medical, packaging, electronics and the nutrition and health markets. Total worldwide employment at year-end 2002 was about 79,000 people. EID and its subsidiaries have operations in about 75 countries worldwide and, as a result, about 50 percent of consolidated sales are made to customers outside the United States.

     In 2002, EID strategically realigned its businesses into five market and technology-focused growth platforms and announced plans for the creation of the DuPont Textiles and Interiors business enterprise ("DTI"), with the intent to separate DTI from EID by year-end 2003, market conditions permitting.

                                  THE COMPANY

     The Company, whose business origins date from 1862, was incorporated under the laws of Canada by letters patent dated November 18, 1910 and continued under the provisions of the CBCA on June 1, 1979. DuPont Canada is a diversified industrial manufacturing company. DuPont Canada upgrades basic chemicals into other products for use by manufacturers who convert such products into consumer and industrial goods. The wide range of products sold includes synthetic fibres, polymer resins, packaging films, automotive finishes, agricultural and industrial chemicals, and allied products. The Company's products are sold to approximately 1,700 customers located in Canada, and through global DuPont Canada affiliates, in the United States and in more than 40 other countries worldwide. Other than global DuPont Canada affiliates which represent approximately 80% of DuPont Canada's consolidated revenues, no single customer, or group of customers under common control, accounts for more than 10% of the Company's consolidated revenues. DuPont Canada has manufacturing plants in the Province of Ontario at Ajax, Sarnia, Kingston, Maitland and Whitby; in Thetford Mines, Quebec; in Vancouver, British Columbia; and in Paris, France. In May of 2002, DuPont Canada acquired Liqui-Box Corporation, a manufacturer of packaging systems for pumpable food products for institutional applications, adding 700 new employees and 12 new sites: Ashland, Ohio; Auburn, Massachusetts; Elkton, Maryland; Houston, Texas; Lake Wales, Florida; Ontario and Sacramento, California; Upper Sandusky, Ohio; Worthington, Ohio; Mexico City, Mexico; Romiley, United Kingdom; and Savli, India.

     The authorized capital of DuPont Canada consists of an unlimited number of class A common shares, issuable in series, of which 486,000,000 Common Shares have been authorized. As at April 14, 2003, 279,267,015 Common Shares were outstanding.

     DuPont Canada is subject to the information and reporting requirements of the Securities Act (Ontario), the securities laws of the provinces of Canada and the rules of the TSX. In accordance therewith, DuPont Canada is required to file reports, financial statements and other information with certain securities regulatory authorities in Canada, including the TSX, relating to its business, financial condition and other matters. Information as of particular dates concerning DuPont Canada's directors and officers, their remuneration, stock options granted to them, the principal holders of the Common Shares and any material interests of such persons in transactions with DuPont Canada and other matters is required to be disclosed in proxy circulars distributed to Shareholders and filed with certain of such securities regulatory authorities, including with the TSX, and may be inspected at the offices or through the facilities of such securities regulatory authorities. In addition, certain of the reports, financial statements (including interim financial statements), proxy circulars and other information may be accessed through the website maintained through the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

     Pursuant to the provisions of the Securities Act (Ontario) and the securities laws of various provinces of Canada, the directors of DuPont Canada are required to send a directors' circular to all Shareholders in connection with the Offer and disclose, together with other information, any material change in the affairs of DuPont Canada subsequent to the date of the most recent published financial statements of DuPont Canada. See the accompanying Directors' Circular.

                            BACKGROUND TO THE OFFER

     On February 11, 2002, EID announced the strategic realignment of its businesses into five market and technology-focused growth platforms -- Agriculture & Nutrition, Coatings & Color Technologies, Electronic & Communication Technologies, Performance Materials, and Safety & Protection -- and its plans for the creation and separation of the DuPont Textiles & Interiors ("DTI") business enterprise, through an initial public offering, sale or otherwise. Recognizing that EID's global textiles and interiors ("T&I") business included a significant portion of DuPont Canada's operations, management of EID considered strategic alternatives to enable the T&I business of DuPont Canada to be aligned with the global T&I business enterprise as part of the planned separation. After considerable analysis and deliberation during the period of March through June 2002, senior management of EID determined that EID would be interested in exploring with DuPont Canada a contract arrangement between DuPont Canada and the global T&I business enterprise on arms length terms under which DuPont Canada would continue to manufacture T&I products for sale to the global T&I business enterprise and its affiliates.

     As a result of EID's February 11, 2002 announcement of its strategic realignment, the Board of Directors of DuPont Canada established a special committee comprised of all of its independent directors (the "Special Committee") in May 2002 to consider the implications for DuPont Canada of EID's stated intention to separate its global T&I business. The members of the Special Committee were: Wendy K. Dobson; L. Yves Fortier, C.C., Q.C. (Chair); Peter Janson; Honourable Gordon F. Osbaldeston, P.C., C.C.; and Hartley T. Richardson. The Special Committee held numerous meetings during 2002 and 2003 to consider alternatives in the context of the global separation of the T&I business. To assist it in its review, the Special Committee retained legal counsel independent of the Company's regular corporate counsel and also retained the services of TD Securities.

     At a meeting with the Special Committee in July 2002, Mr. John Jessup, the then Vice President -- Finance and Controller of EID, advised the Special Committee that EID wished to explore the viability of a contract arrangement whereby DuPont Canada would enter into a contract with DTI to purchase products from and supply products to the global T&I business enterprise on arms length terms. The Special Committee expressed to Mr. Jessup a willingness to explore this contract alternative. In addition, the Special Committee instructed its advisors to explore alternative outcomes that would be feasible in the context of a global separation of the T&I business, including a potential minority buyout of DuPont Canada by EID or a sale of DuPont Canada's T&I business directly to EID or the global T&I business enterprise.

     During July and August, 2002, management of EID and management of DuPont Canada jointly explored the viability of the contract alternative that had been previously discussed at the July meeting. These discussions were exploratory in nature, and no details were discussed regarding the specifics of any potential arrangement.

     On September 19, 2002, representatives of EID presented to representatives of DuPont Canada, in general terms, a proposal outlining a potential contract arrangement whereby DuPont Canada would be a contract manufacturer and distributor for the global T&I business enterprise.

     Following the September 19 meeting, the parties continued to discuss this alternative through late 2002, and management of EID engaged in a detailed assessment of the proposed business structure.

     In October 2002, Mr. Jessup and Mr. Yves Fortier, the Chair of the Special Committee, communicated directly on several occasions, and Mr. Jessup expressed to Mr. Fortier that EID was prepared to present the Special Committee with a substantive proposal on a contract arrangement by late 2002, but indicated that EID was continuing to explore a range of alternatives for DuPont Canada in the context of the global separation of the T&I business.

     At a meeting of the Special Committee on December 6, 2002, Mr. Jessup and Mr. Peter Kehoe, the Managing Director -- Corporate Planning of the global T&I business enterprise, presented EID's initial contract proposal. The proposal contemplated an arrangement whereby DuPont Canada would act as a toll manufacturer for the global T&I business enterprise for an initial term of five years, which could be renewed by the global T&I business for further terms of three years. At the meeting, members of the Special Committee reacted negatively to the proposal and, shortly thereafter, Mr. Fortier wrote to Mr. Jessup to advise that in the view of the Special Committee, EID's initial contract proposal could not form the basis for further discussions between the parties relating to a contract arrangement.

     The financial and legal advisors to the Special Committee met with their counterparts at EID on January 13, 2003. At that meeting, the Special Committee's financial advisor made a presentation outlining several alternatives to a contract arrangement, including (1) a sale of DuPont Canada's T&I business directly to EID or the global T&I business enterprise for cash, stock or as a "swap" for a desirable business of EID ("Sale of T&I to EID/DTI Alternative"),
(2) a buyout of the publicly-held minority interest in DuPont Canada by EID by means of a take-over bid or similar transaction ("Minority Buyout") or (3) a spinout of DuPont Canada's T&I business to existing DuPont Canada shareholders and a concurrent purchase of the minority interest in such spunout entity by EID or the global T&I business enterprise ("Spinout and Sale of T&I to EID/DTI Alternative"). The Special Committee's financial advisor also presented its financial assessment of EID's contract proposal of December 6 as well as the principal considerations of DuPont Canada with respect to each of the other strategic alternatives. After discussion, the financial advisors to the Special Committee and EID agreed that the Sale of T&I to EID/DTI Alternative was of limited feasibility due to, among other things, the high tax inefficiency of such a transaction. Further, the advisors to EID indicated that the Spinout and Sale of T&I to EID/DTI Alternative was of limited feasibility due to, among other things, significantly reduced size and diversification of DuPont Canada's remaining business, overall tax risk and timing issues.

     Also at this meeting, the financial advisors to EID indicated that another possible alternative to a contract arrangement was for EID to transfer its 76% ownership interest in DuPont Canada to the global T&I business enterprise ("Transfer Arrangement"). EID viewed this alternative as consistent with EID's stated strategy of ultimately achieving the full separation of its global T&I business. Taking into account the discussions amongst the advisors regarding the various alternatives through the course of the meeting, at the meeting's conclusion, the advisors to EID expressed their view that there seemed to be three potentially viable alternatives that warranted further consideration: (1) a contract arrangement, (2) the Minority Buyout, or (3) the Transfer Arrangement.

     During the early part of 2003, EID continued to explore, in parallel, a contract arrangement, the Minority Buyout and the Transfer Arrangement. Shortly after the January 13 advisors meeting, Mr. Fortier communicated to Mr. Jessup a negative reaction on the part of the Special Committee to the Transfer Arrangement raised by EID's advisors in such meeting.

     At a meeting on February 10, 2003 among the financial and legal advisors to the Special Committee and EID and senior management of DuPont Canada, management of DuPont Canada presented certain 2003-2007 financial projections prepared by DuPont Canada management relating to DuPont Canada along with a revised contract proposal for EID's consideration.

     Senior management of EID considered the revised contract proposal received from DuPont Canada's management but, after further deliberation and discussion with its financial and legal advisors, EID formed an opinion that the revised contract proposal as presented was unworkable. This opinion was based in part on the fact that the proposal contemplated that the manufacturing of intermediate chemical products would not be included in the scope of the arrangement.

     Subsequently, the parties agreed that EID's financial advisors would present their views on EID's strategic considerations with regard to DuPont Canada to the Special Committee's advisors. On February 19, 2003, the financial and legal advisors to the Special Committee met again with the financial and legal advisors to EID. At that meeting, EID's financial advisors made a presentation outlining: (1) EID's perspective on the 2003-2007 financial projections prepared by DuPont Canada management (given the significant interrelationship between certain business units of EID and DuPont Canada); (2) observations of EID's financial advisors regarding DuPont Canada's public trading levels and valuation considerations applicable to DuPont Canada; and (3) a summary description of the advantages, disadvantages and viability of a contract arrangement, the Minority Buyout and the Transfer Arrangement from EID's perspective. EID's financial advisors indicated that an "agreed" solution (that is, a contract arrangement or the Minority Buyout) was, and continued to be, EID's preference, but that in the absence of an agreed solution, EID intended to implement the Transfer Arrangement. EID's advisors pointed out that, from EID's perspective, in the context of the global T&I business enterprise separation, the Transfer Arrangement would put DuPont Canada in the hands of the more logical owner (i.e., DTI) because DuPont Canada's T&I business represented a large part of DuPont Canada (approximately 55% of 2002 after-tax operating income), whereas the non-T&I businesses of DuPont Canada represented a small part of EID (approximately 2% of 2002 after-tax operating income). EID's advisors added that, from a business mix standpoint, the Transfer Arrangement would maintain the status quo for DuPont Canada and its Shareholders.

     With regard to the 2003-2007 financial projections prepared by DuPont Canada management, EID's financial advisors indicated that while EID viewed the 2003 figures as reasonable, it viewed the 2004-2007 figures as overly optimistic in the context of global economics and business challenges. EID's financial advisors highlighted that the majority of the 2004-2007 growth expected in the DuPont Canada management projections was driven by T & I, performance materials and entrepreneurial growth projects, and that EID's views as to the prospects for those businesses within DuPont Canada were materially lower. EID's financial advisors indicated that EID's view was driven by, among other things, less aggressive capital expansion plans in Canada given global market realities, pricing pressure across several product categories, and in the case of entrepreneurial growth projects, the assignment of a probability weighting to adjust for the speculative nature of such future opportunities. EID's financial advisors emphasized that while, after giving effect to EID's views in those three business areas the 2004-2007 projections would be materially lower, the projected growth rates would still be significantly higher than historical levels. EID's financial advisors indicated that the five year historical (1997-2002) compound annual growth rate in business segment pretax operating income was 2.6%, versus a five year projected (2003-2007) compound annual growth rate of 12.6% in the case of the DuPont Canada management projections, and a 6.1% compound annual growth rate after giving effect to EID's views in the three specified business areas.

     EID's financial advisors indicated that they viewed DuPont Canada's stock price as overvalued in the public market. EID's financial advisors highlighted, among other things, that at its recent closing price of $18.70 on February 17, 2003, DuPont Canada was trading at (1) a 25% premium to the mean 2003 P/E multiple of seven specialty chemical companies deemed to be most comparable, and
(2) a 22% premium to the mean trailing 12 month multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) of 18 acquisition transactions deemed to be most comparable.

     On February 26, 2003, senior management of EID, together with its financial and legal advisors, met with the Special Committee and its advisors and reviewed each of the three transaction alternatives being considered by EID -- a contract arrangement, the Minority Buyout and the Transfer Arrangement. At that meeting, EID management indicated that it no longer believed reaching a mutually acceptable contract arrangement was feasible in light of continuing challenges. Given the Special Committee's concerns with respect to the Transfer Arrangement and EID's preference for an agreed solution, EID management indicated it would be willing to consider pursuing a Minority Buyout at an offer price of $20.50 per Common Share, if the transaction had the support of the Special Committee. EID management emphasised that arriving at the $20.50 offer price had been extremely challenging for EID given what it perceived as an overvalued stock price, and the absence of any material synergies or cost savings in such a transaction. The Special Committee indicated it would consider the proposal and respond as soon as practicable.

     Over the next several days, Mr. Jessup and Mr. Fortier continued discussions and the parties continued reviewing the feasibility and pricing of a Minority Buyout with their respective advisors. At a meeting of the Special Committee and its financial and legal advisors on March 5, 2003, the financial advisor to the Special Committee presented the preliminary results of their valuation analysis of DuPont Canada and the Special Committee discussed EID's interest in pursuing a Minority Buyout.

     On March 5, 2003, Mr. Fortier called Mr. Jessup to indicate that the Special Committee was prepared to further discuss a Minority Buyout and to request that a meeting with senior management of EID and their respective advisors be held on March 9, 2003.

     At the March 9 meeting, Mr. Fortier indicated that the Special Committee was unwilling to support a Minority Buyout at a price of $20.50 per Common Share but was willing to consider an increased offer. Following negotiations, EID indicated that it was prepared to propose an increased offer price of $21.00 per Common Share if the transaction had the support of the Special Committee. After these discussions, the parties met with their respective legal and financial advisors to discuss the status of negotiations.

     Following further discussions between senior members of EID's management and representatives of the Special Committee, the Special Committee, after receiving financial and legal advice, indicated to EID on March 11, 2003 that it was prepared to support a Minority Buyout at an offer price of $21.00 per Common Share, and that it would be prepared to negotiate a support agreement evidencing such support.

     Over the next several days, the respective legal advisors of EID, the Special Committee and DuPont Canada negotiated the terms of the Support Agreement.

     On the morning of March 19, 2003, the Board of Directors of DuPont Canada met and received the unanimous recommendation of the Special Committee to support the Offer. After considering the foregoing and receiving advice from financial and legal advisors, the Board of Directors of DuPont Canada (1) approved the Support Agreement and (2) resolved to recommend that Shareholders of DuPont Canada accept the Offer. Immediately following the meeting, the Offeror, EID and DuPont Canada executed and delivered the Support Agreement. See "Agreements Relating to the Offer" in the Circular.

     Prior to the opening of trading on the TSX on March 19, 2003, EID and DuPont Canada issued a press release announcing EID's intention to make the Offer.

     As set forth in the Directors' Circular, the Board of Directors of DuPont Canada recommends that all Shareholders, other than the Offeror and its affiliates, accept the Offer.

                        AGREEMENTS RELATING TO THE OFFER

SUPPORT AGREEMENT

     On March 19, 2003 the Offeror and DuPont Canada entered into the Support Agreement. The Support Agreement sets forth the terms and conditions under which the Offeror agreed to make the Offer and the agreement by DuPont Canada to take certain actions in support of the Offer. The Support Agreement also establishes the conditions of the Offer, which are set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer".

     The Offeror and DuPont Canada have agreed in the Support Agreement that the terms of the Offer may be varied by the Offeror, provided that the Offeror shall not, without DuPont Canada's consent: (1) increase the Minimum Condition; (2) decrease the consideration per Common Share; (3) change the form of consideration payable under the Offer (other than to add additional consideration); (4) decrease the number of Common Shares sought under the Offer; or (5) impose additional material conditions or otherwise materially vary the Offer in a manner which is adverse to the Shareholders.

     Pursuant to the Support Agreement, the Company has agreed that it shall, and shall cause each of its subsidiaries to, conduct its businesses in the ordinary course and in a manner consistent with past practice. In addition, the Company has agreed not to: (1) issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of DuPont Canada or any of its subsidiaries (other than (A) pursuant to the exercise of options issued prior to the date of the Support Agreement under DuPont Canada's Employee Stock Option Plan, (B) 199,027 Common Shares under DuPont Canada's Performance

Sharing Program and (C) approximately 18,000 Common Shares under DuPont Canada's Dividend Reinvestment Plan to be issued in April 2003); (2) amend or propose to amend the articles, by-laws or other constating documents of DuPont Canada; (3) split, combine or reclassify any outstanding Common Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Common Shares (other than the previously declared dividend payable April 30, 2003 to holders of record on April 1, 2003);
(4) redeem, purchase or offer to purchase any Common Shares or other securities of DuPont Canada; or (5) reduce the stated capital of DuPont Canada.

     The Company has agreed to support and use all reasonable efforts to consummate a Subsequent Acquisition Transaction in the event the Offeror takes up and pays for Common Shares deposited under the Offer, provided that the price offered in connection with the Subsequent Acquisition Transaction is at least equal to the price offered under the Offer.

     The Company has also agreed, subject to applicable laws, to delay its annual general and special meeting from May 2, 2003 to such later date as may be specified by the Offeror. A new date for the meeting has not yet been confirmed.

     The Support Agreement may be terminated by the Offeror if the Minimum Condition or any other condition of the Offer is not satisfied or waived before the expiry of the Offer. The Support Agreement may be terminated by DuPont Canada if the Offeror does not take up and pay for all Common Shares deposited under the Offer within 90 days after the mailing of the Circular except in certain circumstances, in which case this termination date may be extended to December 31, 2003. If the Support Agreement is terminated, the Offeror may withdraw or terminate the Offer.

     For a summary of additional terms of the Support Agreement, see "Arrangements, Agreements or Understandings Relating to the Offer".

TREATMENT OF OPTIONS

     Among the conditions to the Offer contemplated by the Support Agreement is that all outstanding options or other rights or entitlements of any type whatsoever to purchase or otherwise acquire authorized and unissued Common Shares shall have been exercised in full, cancelled, released, surrendered or waived by the holders thereof or the Offeror shall be otherwise satisfied in its sole judgement that such options will be dealt with on terms satisfactory to the Offeror in its sole judgment in a Compulsory Acquisition or Subsequent Acquisition Transaction.

     Holders of Options that wish to participate in the Offer should exercise their rights to acquire Common Shares and deposit the resulting Common Shares to the Offer. Alternatively, in a letter from EID dated April 17, 2003 to holders of Options under the DuPont Canada Employee Stock Option Plan (the "Option Exchange Letter"), EID has offered such holders the opportunity, subject to obtaining all necessary regulatory and other approvals, to receive options to acquire shares of common stock of EID. The offer by EID to issue options to acquire shares of common stock of EID to a DuPont Canada Option holder is conditional upon: (1) the surrender to DuPont Canada of all of such holder's Options under the DuPont Canada Employee Stock Option Plan (whether vested or unvested and whether "in the money" or not) which are unexercised as of the last date that the Offeror takes up Common Shares deposited under the Offer; and (2) the Offeror taking up Common Shares deposited under the Offer. The exchange of options is designed to preserve, to the extent possible, the intrinsic value of the Options. Holders of Options under the Dupont Canada Employee Stock Option Plan who would like more information on this offer should refer to the Option Exchange Letter and accompanying materials.

     HOLDERS OF OPTIONS WHO DO NOT ACCEPT THE OFFER CONTAINED IN THE OPTION EXCHANGE LETTER MAY EXPERIENCE TAX CONSEQUENCES THAT ARE LESS FAVORABLE THAN THE TAX CONSEQUENCES OF ACCEPTING THE OFFER CONTAINED IN THE OPTION EXCHANGE LETTER AND EXERCISING THE EID OPTIONS. SUCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSIDERATIONS APPLICABLE TO THEM. SEE "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- SHAREHOLDERS RESIDENT IN CANADA -- HOLDERS OF EMPLOYEE OPTIONS".

                          REASONS TO ACCEPT THE OFFER

     The Offeror believes that the Offer price of $21.00 per Common Share in cash is a full and fair price for the Common Shares which it is seeking to purchase under the Offer. Shareholders should consider the following factors in making their decision to accept the Offer:

     (a) the determination of the Special Committee and the Board of Directors, after receiving financial and legal advice, that the Offer is fair to Shareholders other than the Offeror and its affiliates, and their recommendation that Shareholders accept the Offer;

     (b) the opinion of TD Securities that the Offer is fair, from a financial point of view, to Shareholders other than the Offeror and its affiliates;

     (c) the consideration to be paid pursuant to the Offer is cash, and is within the range of values for the Common Shares established by TD Securities;

     (d) Shareholders, other than the Offeror and its affiliates, will receive a premium over the trading price of the Common Shares prior to the announcement of the Offer. On March 18, 2003, the day prior to the date the intention to make the Offer was publicly announced, the closing price of the Common Shares on the TSX was $17.24. The Offer price of $21.00 per Common Share represents a premium of approximately 21.8% over the closing price on the TSX on March 18, 2003 and a premium of approximately 27.3% over the 10-day average closing price on the TSX of $16.49 per Common Share prior to the announcement; and

     (e) Shareholders currently have limited liquidity for their Common Shares, and the Offer provides an opportunity for Shareholders to monetize their investment at a full and fair price.

                 PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares not already held by the Offeror and its affiliates. If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror currently intends to acquire any Common Shares not deposited under the Offer by Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction, in each case at a cash price of $21.00 per Common Share. However, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction. See "Acquisition of Common Shares Not Deposited". If the Minimum Condition is satisfied, the Offeror should own sufficient Common Shares to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. If the Offeror waives the Minimum Condition and the Offer is accepted by the holders of more than 50% of the aggregate outstanding Common Shares not currently owned by the Offeror and its affiliates, and a Compulsory Acquisition is not otherwise available or desirable, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction that constitutes a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all of the Common Shares not acquired under the Offer.

PLANS FOR THE COMPANY

     As previously announced, EID intends to pursue the separation of its global T&I business during 2003 and is considering all of its options in relation to such global separation, including a sale of the T&I business to a third party or an initial public offering of the global T&I business.

     In that context, it is expected that if EID is successful in acquiring indirectly 100% of the outstanding shares of DuPont Canada, some or all of the business and operations of DuPont Canada will be transferred to the global T&I business enterprise through a transfer of the shares or assets of DuPont Canada or as otherwise may be determined by the parties to such a transaction. In conjunction with such transfer, EID will review the non-T&I business operations of DuPont Canada in the context of EID's global business. This transfer is expected to occur prior to any separation of the global T&I business by EID.

     If EID is not successful in acquiring indirectly 100% of the outstanding shares of DuPont Canada, EID intends to transfer its current indirect share ownership interest in DuPont Canada to the global T&I business enterprise in connection with the global separation, whether such separation occurs as a sale, an initial public offering or otherwise. With regard to the T&I business of DuPont Canada following such ownership transfer, it is expected that the global T&I business enterprise and DuPont Canada would conduct business with each other directly with the ultimate business arrangements between them being a function of the global T&I business strategy. With regard to the non-T&I business operations of DuPont Canada following such ownership transfer, it is expected that EID and DuPont Canada would continue to conduct business directly with each other consistent with past practices.

     In connection with its preparations for a possible initial public offering of the global T&I business, EID has separated its global T&I business (excluding DuPont Canada's T&I business) into several wholly-owned subsidiaries. EID has also from time to time received inquiries from, and has had preliminary discussions with, third parties concerning the potential sale of all or a portion of the global T&I business and is currently in negotiations with a third party regarding the possible sale of the global T&I business. There can be no assurance that any such discussions will continue, that any such sale efforts will be successful or, if successful, of the terms, conditions, or timing of any potential transaction. EID does not intend to make any further disclosure with respect to any such discussions or negotiations unless and until they have resulted in a signed definitive agreement or such discussions or negotiations have been terminated. EID continues to explore all available alternatives with respect to the separation of the global T&I business, including a third party sale or an initial public offering.

     If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and, if there are fewer than 15 securityholders of the Company in any province, to cause the Company to cease to be a reporting issuer under the securities laws of each such province. See "Effect of the Offer on the Market for Common Shares; Stock Exchange Listings; and Public Disclosure by the Company".

                                SOURCE OF FUNDS

     The Offeror estimates that if it acquires all of the Common Shares pursuant to the Offer, the total cash amount required to purchase such shares and pay related fees and expenses will be approximately $1.5 billion. The Offeror currently intends to finance the Offer through funding provided by EID or its affiliates. If EID is able to negotiate acceptable terms with one or more Canadian or foreign financial institutions, it may choose to finance all or a portion of the Offer through a credit facility, the proceeds of which would be advanced directly or indirectly to the Offeror for the sole purpose of financing the acquisition of Common Shares pursuant to the Offer. Terms of any such credit facility, the circumstances under which it must be repaid and the proposed method of repayment will be subject to negotiation.

               BENEFICIAL OWNERSHIP OF AND TRADING IN SECURITIES

     An aggregate of 212,591,160 Common Shares representing approximately 76% of the Common Shares are beneficially owned by EID. Neither the Offeror nor any director or senior officer of the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any associate of the directors or senior officers of the Offeror, any person or company holding more than 10% of any class of equity securities of the Offeror, or any person or company acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any of the securities of the Company.

     Neither the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any of the persons and companies referred to above, has traded in any securities of the Company during the twelve months preceding the date hereof.

                  TD SECURITIES VALUATION AND FAIRNESS OPINION

     Under the provisions of Rule 61-501 and Policy Q-27, where a take-over bid is an "insider bid", a valuation of the offeree issuer must be prepared by a qualified independent valuator. The valuation must be based on methodologies that are appropriate in the circumstances, and the valuator should arrive at an opinion as to a value or range of values for the securities to be acquired pursuant to the take-over bid. While Rule 61-501 and Policy Q-27 stipulate that the valuation must be paid for by the Offeror, selection of the valuator and the supervision of the valuation is required to be performed by the Special Committee.

     The Special Committee engaged TD Securities to, if requested, prepare the valuation, and to provide an opinion as to whether the Offer is fair, from a financial point of view, to the holders of Common Shares other than the Offeror and its affiliates. On April 3, 2003, TD Securities delivered its formal valuation and fairness opinion to the Special Committee which concluded that, as of March 19, 2003, (i) the fair market value of the Common Shares is in the range of $20.00 to $23.00 per Common Share, and (ii) the Offer is fair, from a financial point of view, to holders of Common Shares other than the Offeror and its affiliates. The TD Securities Valuation and Fairness Opinion were delivered together, and are included as Schedule B to the accompanying Directors' Circular.

     As discussed under "Background to the Offer" and referenced by TD Securities in the "Scope of Review" section of the TD Securities Valuation, EID and its advisors reviewed with TD Securities and the Special Committee, given the significant interrelationship between certain business units of EID and DuPont Canada, EID's perspectives on the prospects for DuPont Canada. Taken as a whole, EID's perspectives would materially negatively affect certain assumptions and projections relied upon by TD Securities which, in part, form the basis for the TD Securities Valuation.

     The following section summarizes the TD Securities Valuation, describing the basis of the computations utilized to determine the valuation contained therein, the scope of review made, the relevant factors and their values and the key assumptions on which the valuation is based. A summary of the TD Securities Fairness Opinion is also included. The following summary is qualified in its entirety by, and should be read in conjunction with the TD Securities Valuation and Fairness Opinion included as Schedule B to the accompanying Directors' Circular. A copy of the TD Securities Valuation and Fairness Opinion is also available for inspection during normal business hours at the Offeror's registered office located at Suite 6600, 1 First Canadian Place, Toronto, Ontario M5X 1B8, and a copy of the TD Securities Valuation and Fairness Opinion may be obtained without charge upon written request to the Secretary of the Offeror at the same address.

ENGAGEMENT

     TD Securities was engaged by the Special Committee pursuant to an engagement agreement (the "Engagement Agreement") dated June 14, 2002, as amended. Under the terms of the Engagement Agreement, in addition to monthly work fees, TD Securities is to receive a fee of $1,100,000 for the preparation and delivery of the TD Securities Valuation and Fairness Opinion. In addition, DuPont Canada has agreed to reimburse TD Securities for its reasonable out-of-pocket expenses and indemnify TD Securities in respect of certain expenses, losses, claims, actions, damages and liabilities which may arise from services performed by TD Securities in connection with the Engagement Agreement. The fees payable to TD Securities are not contingent in whole or in part on the conclusions reached in the TD Securities Valuation or the TD Securities Fairness Opinion and no additional fees are payable to TD Securities in respect of the completion of the transactions contemplated by the Offer.

CREDENTIALS AND INDEPENDENCE OF TD SECURITIES

     TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.

     Neither TD Securities, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of DuPont Canada, EID or any of their respective associates or affiliates (collectively, the "Interested Parties"). Except as financial advisor to the Special Committee, neither TD Securities nor any of its associates or affiliates is an advisor to any of the Interested Parties with respect to the Offer. TD Securities has not, in the 24-month period preceding the Engagement Agreement, been engaged to provide any financial advisory services nor has it participated in any financing or lending arrangement, or had a material financial interest in any transaction involving DuPont Canada or any Interested Party, except for a foreign currency trading facility with a wholly-owned subsidiary of EID and certain cash management arrangements with DuPont Canada, the associated fees of which are not, in the aggregate, financially material to TD Securities.

     TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets, and, as such, may have and may in the future have positions in the securities of any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Offer, DuPont Canada, or other Interested Parties.

     The fees paid to TD Securities in connection with the Engagement Agreement do not give TD Securities any financial incentive in respect of the conclusions rendered in the TD Securities Valuation or the TD Securities Fairness Opinion or the outcome of the transaction contemplated by the Offer, and are not financially material to TD Securities. No understandings or agreements exist between TD Securities and DuPont Canada or any Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for DuPont Canada or any Interested Party, and The Toronto-Dominion Bank, parent company of TD Securities, may provide banking services to DuPont Canada or any Interested Party. Neither TD Securities nor any of its affiliates has a material financial interest in the completion of the transaction contemplated by the Offer.

SCOPE OF REVIEW

     In preparing the TD Securities Valuation and the TD Securities Fairness Opinion, TD Securities held discussions with the Special Committee and its legal counsel, members of senior management of DuPont Canada and the auditors and legal counsel to DuPont Canada, and with EID and its advisors; reviewed certain publicly available information and financial statements and non-public information relating to DuPont Canada; reviewed information relating to the business, operations, financial performance and, where applicable, stock market data and research publications relating to DuPont Canada and other selected comparable companies; and carried out other investigative exercises, all of which are more specifically described in the TD Securities Valuation and Fairness Opinion attached as a schedule to the accompanying Directors' Circular.

GENERAL ASSUMPTION AND LIMITATIONS

     With the Special Committee's acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy and completeness of all data and other information obtained by it from public sources or provided to it by DuPont Canada and its personnel, advisors, or otherwise, including a certificate of senior officers of DuPont Canada (the "Information"). The TD Securities Valuation and the TD Securities Fairness Opinion are conditional upon such accuracy and completeness. Subject to the exercise of professional judgement, and except as expressly described in the TD Securities Valuation and the TD Securities Fairness Opinion, TD Securities has not attempted to verify independently the accuracy or completeness of any of the Information.

     The TD Securities Valuation and the TD Securities Fairness Opinion are rendered as of March 19, 2003, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of DuPont Canada and its respective subsidiaries and affiliates as they were reflected in the Information provided to TD Securities. Any changes therein may affect the TD Securities Valuation or the TD Securities Fairness Opinion and, although TD Securities reserves the right to change or withdraw the TD Securities Valuation and the TD Securities Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the TD Securities Valuation or TD Securities Fairness Opinion after such date. In preparing the TD Securities Valuation and Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit interest from any other party with respect to the acquisition of Common Shares or other securities of DuPont Canada, or any business combination or other extraordinary transaction involving DuPont Canada, nor did TD Securities negotiate with any other party in connection with such a transaction involving DuPont Canada.

     TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the TD Securities Valuation and Fairness Opinion. Accordingly, the TD Securities Valuation and Fairness Opinion attached as Schedule B to the accompanying Directors' Circular should be read in its entirety.

TD SECURITIES VALUATION

DEFINITION OF FAIR MARKET VALUE

     For purposes of the TD Securities Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay a prudent and informed seller, each acting at arm's length with each other and under no compulsion to act. TD Securities has made no downward adjustment to the fair market value of the Common Shares to reflect the liquidity of the Common Shares, the effect of the Offer or the proposed separation of DTI from EID on the Common Shares, or the fact that the Common Shares held by holders of Common Shares other than the Offeror and its affiliates do not form part of a controlling interest.

VALUATION METHODOLOGY

     The TD Securities Valuation is based on techniques and assumptions that TD Securities considers appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the Common Shares. Fair market value of the Common Shares was analyzed on a going-concern basis and was expressed on a per share basis. In determining the going concern private market sale value of the Common Shares, TD Securities relied primarily upon two valuation methodologies:

     (a)  discounted cash flow ("DCF") analysis; and

     (b)  comparable precedent transactions analysis.

     TD Securities also reviewed the market trading multiples of DuPont Canada and selected public companies in the chemicals industry that it considered relevant to determine whether a public market trading analysis, including a recapitalization scenario, might imply values which exceed values determined by the DCF or comparable precedent transactions analysis. Based on this review, TD Securities concluded that the public market trading analysis implied values that were generally below the values determined by the DCF or comparable precedent transactions analysis. Given the foregoing and the fact that market trading prices generally reflect minority discount values, TD Securities did not rely on this methodology.

DISCOUNTED CASH FLOW ANALYSIS

     TD Securities placed greater emphasis on the DCF approach than on the comparable precedent transactions approach in determining the fair market value of the Common Shares. The DCF methodology reflects the growth prospects and risks inherent in DuPont Canada's businesses by taking into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by DuPont Canada. The DCF approach requires that certain assumptions be made regarding, among other things, future unlevered free cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values. TD Securities' DCF analysis involved discounting to present value DuPont Canada's projected unlevered after-tax free cash flows from January 1, 2003 until December 31, 2007 under the TD Securities Base Case Forecast (defined below), including terminal values determined as at December 31, 2007.

     As a basis for the development of the projected future unlevered after-tax free cash flows, TD Securities reviewed the fiscal 2003-2007 forecast for DuPont Canada prepared by DuPont Canada management (the "Management Forecast") and the relevant underlying assumptions for each business unit, including but not limited to, detailed manufactured and resale volumes, manufactured and resale selling prices, variable and fixed costs and capital expenditures. TD Securities also reviewed the assumptions for the Canadian dollar exchange rate, oil and gas commodity prices, automotive builds and housing starts underlying the Management Forecast. These assumptions were reviewed in comparison to industry research reports, forecasts by equity research analysts and other sources considered relevant, including detailed discussions with the senior management of DuPont Canada. From this review, TD Securities developed its own base case forecast for the five-year period starting January 1, 2003 and ending December 31, 2007 (the "TD Securities Base Case Forecast"). The TD Securities Base Case Forecast was formed independently with the benefit of TD Securities' understanding of the assumptions behind the Management Forecast.

     In addition, TD Securities reviewed and considered whether any distinctive material value would accrue to EID or any other purchaser of DuPont Canada through the acquisition of 100% of the Common Shares. TD

Securities specifically addressed whether there were any material operating or financial benefits that would accrue to such a purchaser including: (i) savings of direct costs resulting from being a publicly-listed entity, (ii) reduced operating costs and capital expenditures resulting from plant rationalizations, production efficiencies or higher asset utilization, and (iii) savings of other corporate expenses including, but not limited to legal, finance, human resources, operations, sales and marketing. TD Securities also considered the potential for any revenue synergies that may be available to such a purchaser. Based upon discussions with DuPont Canada senior management and given that DuPont Canada's operations are highly integrated with those of EID, TD Securities concluded that the amount of synergies that could be realized by such a purchaser would primarily be limited to elimination of public company costs and certain corporate overhead costs. DuPont Canada management estimated the potential cost savings resulting from the acquisition of DuPont Canada by EID would be in the range of $8.0 million to $10.0 million per annum. TD Securities has assumed that the EBITDA improvement that may be achieved by a purchaser of 100.0% of the Common Shares would be $10.0 million per annum. For the purposes of the TD Securities Valuation, TD Securities assumed that a purchaser of the Company might pay for 50.0% of the value of these synergies in an open auction of the Company. TD Securities has reflected this amount into its DCF analysis commencing in fiscal 2003, adjusted for inflation thereafter.

     Projected unlevered after-tax free cash flows for DuPont Canada developed from the TD Securities Base Case Forecast were discounted based upon the weighted average cost of capital for DuPont Canada, determined to be in the range of 8.0% to 9.0%.

     TD Securities also developed terminal enterprise values at the end of the forecast period using multiples of EBITDA, taking into account implied growth rates in unlevered after-tax free cash flows following the end of the forecast period. TD Securities selected EBITDA multiples in the range of 9.0x to 11.0x EBITDA in the terminal year to calculate the enterprise value of DuPont Canada.

     As part of the DCF analysis, TD Securities also performed sensitivity analyses on certain key assumptions, the results of which are reflected in TD Securities' judgment as to the appropriate values resulting from the DCF analysis.

     TD Securities' selected value range for the Common Shares using the DCF analysis was $20.29 to $24.41, as at March 19, 2003.

COMPARABLE PRECEDENT TRANSACTIONS ANALYSIS

     TD Securities also considered the comparable precedent transactions approach. TD Securities identified and reviewed 17 comparable precedent transactions involving chemical companies since January 1998 which were pending or had been concluded and for which there was sufficient public information to derive valuation multiples. TD Securities considered enterprise value to EBITDA and price to earnings to be the primary valuation multiples when applying the comparable precedent transactions methodology. Given the different timing, market dynamics, growth prospects, risks and circumstances surrounding the specific transactions, TD Securities placed less emphasis on the comparable precedent transactions approach relative to the DCF approach in determining the value of the Common Shares.

     TD Securities' selected value range for the Common Shares using the comparable precedent transactions analysis was $18.95 to $21.55, as at March 19, 2003

VALUATION SUMMARY AND CONCLUSION

     In arriving at its opinion as to the fair market value of the Common Shares, TD Securities did not attribute any particular weight to a valuation methodology, but rather made qualitative judgements based upon its experience in rendering such opinions and on circumstances prevailing as to the significance and relevance of each valuation methodology. TD Securities generally placed greater emphasis on the DCF analysis than on the comparable precedent transactions analysis. However, TD Securities placed approximately equal emphasis on the DCF analysis and the comparable precedent transaction analysis at the high end of the valuation range for the Common Shares given that the transaction multiples implied at the high end of the DCF valuation range significantly exceed the transaction multiples implied in the precedent transactions considered most comparable.

     TD Securities is of the opinion that, as of March 19, 2003, the fair market value of the Common Shares is in the range of $20.00 to $23.00 per Common Share.

TD SECURITIES FAIRNESS OPINION

     In considering the fairness of the Offer, from a financial point of view, to holders of Common Shares other than the Offeror and its affiliates, TD Securities principally considered a number of matters including, but not limited to, the following:

     (a) a comparison of the Offer to the fair market value range of the Common Shares as determined in the TD Securities Valuation;

     (b) a comparison of the price per Common Share under the Offer to the trading price of the Common Shares prior to the announcement on March 19, 2003 of the Offeror's intention to make the Offer; and

     (c)  other transaction alternatives potentially available to DuPont Canada.

     In determining the fairness of the Offer, TD Securities noted that the consideration to be paid pursuant to the Offer is within the fair market value range for the Common Shares under the TD Securities Valuation.

     TD Securities also noted that the consideration to be paid pursuant to the Offer represents a 21.8%, 33.2% and 13.5% premium over the respective closing prices of the Common Shares on March 18, 2003 (one day prior to announcement of the intention to make the Offer), March 11, 2003 (one week prior to announcement of the intention to make the Offer), and February 18, 2003 (four weeks prior to announcement of the intention to make the Offer). The Offer is below the mean one day and one month premium, but above the one week premium, for a sampling of 31 precedent transactions in the Canadian equity market since January 1, 1998 in which a controlling shareholder (defined as a shareholder owning greater than 50.0% of the common equity of the target company) successfully acquired the publicly traded minority interest and where the equity value of the minority interest acquired at the offer price exceeded $30.0 million. TD Securities considered the highly integrated nature of DuPont Canada's operations with those of EID, and hence limited synergies available to a purchaser, as well as the large amount of cash on DuPont Canada's balance sheet when comparing the premiums under the Offer to those displayed in the precedent transactions.

     During the course of its engagement, TD Securities assisted the Special Committee with the investigation and review of a number of transaction alternatives potentially available to DuPont Canada arising from the proposed separation of the T&I business from EID. TD Securities noted its belief that there is considerable uncertainty and risk associated with the future growth prospects for DuPont Canada should EID transfer its interest in DuPont Canada to DTI.

FAIRNESS CONCLUSION

     Based upon and subject to the foregoing and such other matters as considered relevant, TD Securities is of the opinion that, as of March 19, 2003, the Offer is fair, from a financial point of view, to the holders of Common Shares, other than the Offeror and its affiliates.

                PRICE RANGE AND TRADING VOLUME OF COMMON SHARES

     The Common Shares are listed and posted for trading on the TSX. The following table sets forth, for the periods indicated, the high and low closing prices of the Common Shares and the volume of trading on the TSX, according to published sources:

                                                                HIGH      LOW     VOLUME
                                                                -----    -----    ------
                                                                 ($)      ($)     000'S
2003
January.....................................................    21.40    20.75     1,776
February....................................................    20.50    18.30       937
March.......................................................    21.65    15.76    11,117
April 1 to 15...............................................    21.64    21.36     8,020
2002
April.......................................................    28.39    26.49     1,113
May.........................................................    28.00    26.00     1,294
June........................................................    28.00    26.75       859
July........................................................    27.00    24.50     1,763
August......................................................    26.09    24.90     1,159
September...................................................    25.26    24.05       861
October.....................................................    24.80    21.75     2,689
November....................................................    22.50    21.42       777
December....................................................    22.45    20.76       678

     On March 18, 2003, the trading day immediately preceding the public announcement by the Offeror of its intention to make the Offer, the closing price for the Common Shares on the TSX was $17.24. The Offer price of $21.00 represents a premium of approximately 21.8% over the closing price for the Common Shares on the TSX on March 18, 2003 and a premium of approximately 27.3% over the 10-day average closing price on the TSX of $16.49 per Common Share prior to the announcement of the Offer.

                         DIVIDENDS AND DIVIDEND POLICY

     According to publicly available information, the Company's dividend rate is reviewed quarterly by the Board of Directors, and there are no restrictions on dividend payout. During the term of the Support Agreement, the Company has agreed to neither declare nor pay any dividends (other than the dividend declared and payable on April 30, 2003 to holders of record on April 1, 2003). The following dividends have been declared and paid (or are payable) by the Company during the last two years:

                                                               AMOUNT OF DIVIDEND
DATE                                                            PER COMMON SHARE
----                                                           ------------------
April 30, 2003.............................................          $0.10
January 31, 2003...........................................          $0.10
October 31, 2002...........................................          $0.10
July 31, 2002..............................................          $0.10
April 30, 2002.............................................          $0.10
January 31, 2002...........................................          $0.10
October 31, 2001...........................................          $0.10
July 31, 2001..............................................          $0.10

                    PREVIOUS DISTRIBUTIONS OF COMMON SHARES

     Based on publicly available information, during the five years prior to the date hereof the Company completed the following distributions of Common Shares (excluding Common Shares distributed pursuant to the exercise of employee stock options, warrants and conversion rights):

                                                                COMMON SHARES
YEAR                                                             ISSUED (1)
----                                                            -------------
2002........................................................       288,048
2001........................................................       518,204(2)
2000........................................................       151,191
1999........................................................       149,565
1998........................................................       173,354

---------------

(1) All reported distributions were made to the plan administrator, on behalf of directors and senior officers of DuPont Canada, under DuPont Canada's Performance Sharing Program.

(2) The Common Shares of the Company were split on a three-for-one basis in May 2001.

              EFFECT OF THE OFFER ON THE MARKET FOR COMMON SHARES; STOCK EXCHANGE LISTING; AND PUBLIC DISCLOSURE BY THE COMPANY

     Market for the Common Shares. The purchase of the Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and, depending on the number of Common Shares acquired by the Offeror, could adversely affect the liquidity and market value of any remaining Common Shares held by the public.

     Listing. The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet these criteria for continued listing on such exchange. If permitted by applicable law, subsequent to completion of the Offer (or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary), the Offeror intends to apply to delist the Common Shares from the TSX. If the Common Shares are delisted from the TSX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether the Company remains subject to public reporting requirements in Canada and other factors.

     Public Disclosure by the Company. After the purchase of the Common Shares under the Offer, the Company may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for the Company to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside.

     If permitted by applicable law, subsequent to the completion of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if there are fewer than fifteen securityholders of the Company in any province, the Offeror intends to cause the Company to cease to be a reporting issuer under the securities laws of each such province.

                      COMMITMENTS TO ACQUIRE COMMON SHARES

     Neither the Offeror nor any of the directors or senior officers of the Offeror, nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any associate of any director or senior officer of the Offeror, any person or company holding more than 10% of any class of equity securities of the Offeror or any person or company acting jointly or in concert with the Offeror has entered into any commitments to acquire any securities of the Company.

     The Board of Directors has informed the Offeror that the directors and senior officers of DuPont Canada intend to deposit pursuant to the terms of the Offer any Common Shares owned by them as of the Expiry Time.

                   ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

     Except as provided below, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of the Company and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful.

     Under the Support Agreement, the Offeror has agreed that if it takes up and pays for Common Shares pursuant to the Offer, it shall cause DuPont Canada to fulfil its obligations under existing employment and severance agreements, plans or policies of DuPont Canada or any subsidiary that were approved by the Board of Directors prior to the date of the Support Agreement. The Support Agreement also provides that following the time at which the Offeror takes up and pays for any Common Shares under the Offer (the "Effective Time"), the Offeror shall be entitled to designate such number of members of the Board of Directors, and any committees thereof, as is proportionate to the percentage of the outstanding Common Shares owned by the Offeror and its affiliates (rounding up to the nearest whole number) and DuPont Canada shall not frustrate the Offeror's attempts to do so and shall co-operate with the Offeror to enable the Offeror's designees to be elected or appointed to the Board of Directors including, without limitation, at the request of the Offeror, by using its best efforts to expand the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board of Directors. In addition, under the Support Agreement the Offeror has agreed that all rights to indemnification or exculpation now existing in favour of the directors or officers of DuPont Canada or of any subsidiary, as provided in DuPont Canada's articles or by-laws or in any indemnification agreement made in accordance with applicable laws, will survive the Offer and any Subsequent Acquisition Transaction and shall continue in full force and effect for a period of not less than six years after the Effective Time or the date of the Subsequent Acquisition Transaction, as applicable (the later of such dates, the "Effective Coverage Time") in respect of facts or events that occurred prior to the Effective Coverage Time. For a period of six years after the Effective Coverage Time, the Offeror has agreed to cause to be maintained in effect for all present and former directors and officers of DuPont Canada, coverage under EID's directors' and officers' liability insurance policies with respect to claims arising from facts or events that occurred prior to the Effective Coverage Time.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Offeror, the following is a summary of the principal income tax considerations under the Tax Act generally applicable to a Shareholder who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described below under the heading "Acquisition of Common Shares Not Deposited".

     The following summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act, (1) deals at arm's length and is not affiliated with the Company or the Offeror and (2) holds the Common Shares as capital property. The Common Shares will generally be considered capital property to a Shareholder unless the Shareholder holds the Common Shares in the course of carrying on a business of buying and selling shares, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian resident Shareholders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, treat the Common Shares as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not take into account those mark-to-market rules and any Shareholders that are "financial institutions" for the purpose of those rules should consult their own tax advisors.

     This summary is based on the current provisions of the Tax Act, the regulations thereunder and counsel's understanding of the current published administrative practices of the CCRA. This summary takes into account all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and assumes that they will be enacted substantially as proposed, although no assurance in this regard can be given. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of the CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

     A Shareholder who acquired or was deemed to have acquired Common Shares prior to 1972, or acquired or is deemed to have acquired such shares in one or more non-arm's length transactions from a person who held such shares at any time prior to 1972, should consult their own tax advisors as to the impact of certain transitional rules on the following description of the Canadian federal income tax consequences to the Shareholders. The transitional rules are not considered below.

     THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER, AND NO REPRESENTATIONS WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER ARE MADE TO ANY PARTICULAR HOLDER OF COMMON SHARES TO WHICH THE OFFER IS BEING MADE. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAWS OF ANY COUNTRY, PROVINCE, TERRITORY, STATE OR LOCAL TAX AUTHORITY.

SHAREHOLDERS RESIDENT IN CANADA

     The following portion of the summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada (a "Resident Shareholder").

SALE PURSUANT TO THE OFFER

     A Resident Shareholder who disposes of Common Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Shareholder and any reasonable expenses incurred by the Resident Shareholder for the purpose of the disposition.

     A Resident Shareholder will be required to include one-half of the amount of any resulting capital gain (a "taxable capital gain") in income, and will be required to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back up to three taxation years or forward indefinitely and deducted against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Any such capital loss otherwise determined resulting from the disposition of Common Shares may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares, to the extent and under the circumstances described in the Tax Act.

     A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

     Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax. Resident Shareholders should consult their own tax advisors with respect to alternative minimum tax provisions.

COMPULSORY ACQUISITION OF COMMON SHARES

     As described under "Acquisition of Common Shares Not Deposited -- Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under the CBCA. The tax consequences to a Resident Shareholder of a disposition of Common Shares in such circumstances generally will be as described above under "Sale Pursuant to the Offer".

     A Resident Shareholder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder's Common Shares will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount received by the Resident Shareholder, less the amount of interest awarded by the Court, and will realize a capital gain (or a capital loss) in the manner, and subject to the treatment described above under "Sale Pursuant to the Offer". Any interest awarded to the Resident Shareholder by the Court will be included in the Resident Shareholder's income for the purposes of the Tax Act.

SUBSEQUENT ACQUISITION TRANSACTION

     As described under "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory

Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

     A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of the Company with the Offeror and/or one or more of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. Such a holder would not realize a capital gain or capital loss as a result of the exchange, and the cost of the Redeemable Shares received would be the aggregate of the adjusted cost base of the Common Shares to the holder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to the holders of such shares that are corporations as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on the redemption of such shares. A capital loss arising upon the redemption of a Redeemable Share owned by a corporation may be reduced by dividends received or deemed to have been received thereon (including dividends deemed to be received thereon as a result of the redemption) or on a Common Share in exchange for which the Redeemable Share was issued. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member itself is a member of a partnership or a beneficiary of a trust that owns shares.

     Subsection 55(2) of the Tax Act provides that where a Resident Shareholder that is a corporation is deemed to receive a dividend, in certain circumstances, the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the Resident Shareholder's capital gain. Accordingly, corporate Resident Shareholders should consult their own tax advisors for specific advice with respect to the potential application of this provision in computing the holder's capital gain on the redemption of Redeemable Shares described above. Subject to the potential application of this provision, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing income, but normally will also be deductible in computing its taxable income unless the corporation is a "specified financial institution" (as defined in the Tax Act). Dividends deemed to be received on the Redeemable Shares by a specified financial institution may not be deductible in computing its taxable income if the term preferred share rules in the Tax Act are applicable. Corporations which may be affected by such rules should consult their own tax advisors.

     A Resident Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing such corporation's taxable income.

     In the case of a Resident Shareholder who is an individual (including a trust), dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Resident Shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

     Under the current administrative practice of the CCRA, Resident Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder therefor, other than interest awarded by the Court. Because of uncertainties under the relevant legislation as to whether such amount paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard. Any interest awarded to the Resident Shareholder by the Court will be included in the Resident Shareholder's income for the purposes of the Tax Act.

     As an alternative to the amalgamation discussed herein, the Offeror may propose an arrangement, consolidation, capital reorganization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Common Shares under an Offer or an amalgamation involving the Company. No opinion is expressed herein as to the tax consequences of any such transaction to a Resident Shareholder.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, (1) is not resident, nor deemed to be resident, in Canada, and (2) does not use or hold, and is not deemed to use or hold, the Common Shares in connection with carrying on a business in Canada (a "Non-Resident Shareholder"). Special rules not discussed in this summary may apply to an insurer carrying on an insurance business in Canada and elsewhere, and any such insurers should consult their own tax advisors.

SALE PURSUANT TO THE OFFER

     A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares to the Offeror under the Offer unless such shares constitute "taxable Canadian property" to the Non-Resident Shareholder.

     Generally, the Common Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time, provided that, (1) the Common Shares are listed on a prescribed stock exchange (which currently includes the TSX) at that time and (2) at no time during the five-year period immediately preceding the disposition, the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm's length, or the Non-Resident Shareholder together with such persons, owned 25% or more of the shares of any class or series of the Company. Common Shares may also be deemed to constitute taxable Canadian property in certain circumstances under the Tax Act.

     Even if the Common Shares are taxable Canadian property to a Non-Resident Shareholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Shareholder's income for the purposes of the Act if the Common Shares constitute "treaty-protected property". Common Shares owned by a Non-Resident Shareholder will generally be treaty-protected property if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from tax under Part I of the Tax Act.

     A Non-Resident Shareholder's capital gain (or capital loss) in respect of Common Shares that constitute or are deemed to constitute taxable Canadian property (and are not "treaty-protected property") will generally be computed in the manner described above under "Residents of Canada -- Sale Pursuant to the Offer".

COMPULSORY ACQUISITION

     A Non-Resident Shareholder whose Common Shares do not constitute "taxable Canadian property" will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares pursuant to the Offeror's statutory rights of purchase described under "Acquisition of Common Shares Not Deposited -- Compulsory Acquisition". Where a Non-Resident Shareholder receives interest in connection with the exercise of dissent rights under a compulsory acquisition, such amount will be subject to Canadian withholding tax under the Tax Act at the rate of 25%. Such rate of withholding may be reduced under the provisions of an applicable tax treaty. In addition, if the Common Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder and the Common Shares will be taxable Canadian property to the Non-Resident Shareholder resulting in the tax consequences as described under "Shareholders Not Resident in Canada -- Sale Pursuant to the Offer". NON-RESIDENT SHAREHOLDERS WHOSE COMMON SHARES ARE BEING COMPULSORILY ACQUIRED SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

SUBSEQUENT ACQUISITION TRANSACTION

     As described under "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under "Acquisition of Common Shares Not Deposited -- Subsequent Acquisition Transaction", it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty. NON-RESIDENT SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE POTENTIAL INCOME TAX CONSEQUENCES TO THEM OF HAVING THEIR COMMON SHARES ACQUIRED PURSUANT TO SUCH A TRANSACTION.

HOLDERS OF EMPLOYEE OPTIONS

     An individual who holds an Option that was granted to the individual under the DuPont Canada Employee Stock Option Plan (an "Employee Option") and who wishes to participate in the Offer should exercise the Employee Option and deposit the Common Shares acquired on the exercise to the Offer. Alternatively, a holder of an Employee Option may be entitled to exchange the Employee Option by surrendering the Employee Option and receiving an option to acquire shares of the common stock of EID, the terms and conditions of which exchange are contained in a separate letter (and accompanying materials) dated April 17, 2003 from EID to holders of Employee Options.

     The income tax consequences arising on the exercise or exchange of an Employee Option are not addressed in this summary and may be relevant to the holder's decision as to whether to exercise or exchange his or her Employee Option. The income tax considerations relevant to an individual of an exercise or exchange of an Employee Option are outlined in the April 17, 2003 letter (and accompanying materials), where it is noted that it may be disadvantageous to neither exercise an Employee Option nor exchange an Employee Option for an EID option. The income tax consequences arising on the exercise of an Employee Option may be less favourable than the income tax consequences of an exchange of the Employee Option for an EID option and a subsequent exercise of the EID option.

     A HOLDER OF AN EMPLOYEE OPTION SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO REVIEW THE RELEVANT TAX CONSIDERATIONS IN DECIDING WHETHER OR NOT TO EXERCISE OR EXCHANGE THE EMPLOYEE OPTION.

                     MATERIAL CHANGES AND OTHER INFORMATION

     Except as disclosed elsewhere in this Circular, the Offeror has no information which indicates any material change in the affairs of the Company since the date of the last published financial statements of the Company and the Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

                   ACQUISITION OF COMMON SHARES NOT DEPOSITED

COMPULSORY ACQUISITION

     If within 120 calendar days after the date of the Offer, the Minimum Condition has been satisfied, and the Offeror acquires such deposited Common Shares under the Offer, the Offeror currently intends to acquire the Common Shares not deposited under the Offer on the same terms as the Common Shares acquired under the Offer pursuant to the provisions of section 206 of the CBCA (a "Compulsory Acquisition") or pursuant to a Subsequent Acquisition Transaction.

     To exercise its right of Compulsory Acquisition, the Offeror must give notice (the "Offeror's Notice") to each holder of Common Shares who did not accept the Offer (and each person who subsequently acquires any such Common Shares) (in each case, an "Offeree") and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 calendar days from the date of termination of the Offer and 180 calendar days from the date of the Offer. Within 20 calendar days of giving the Offeror's Notice, the Offeror must pay or transfer to the Company the consideration the Offeror would have to pay or transfer to the Offerees if they had elected to accept the Offer, to be held in trust for the Offerees. In accordance with section 206 of the CBCA, within 20 calendar days after receipt of the Offeror's Notice, each Offeree must send the certificates representing the Common Shares held by such Offeree to the Company and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror within 20 calendar days after the Offeree receives the Offeror's Notice. An Offeree who does not within 20 calendar days after the Offeree receives the Offeror's Notice notify the Offeror that the Offeree is electing to demand payment of the fair value of the Offeree's Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. If an Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Common Shares of such Offeree. If the Offeror fails to apply to such court within 20 calendar days after it made the payment or transferred the consideration to the Company referred to above, the Offeree may then apply to the court within a further period of 20 calendar days to have the court fix the fair value. If there is no such application made by the Offeree within such period, the Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer.

     Any judicial determination of the fair value of the Common Shares could be more or less than the amount paid pursuant to the Offer.

     THE FOREGOING IS A SUMMARY ONLY OF THE RIGHT OF COMPULSORY ACQUISITION WHICH MAY BECOME AVAILABLE TO THE OFFEROR AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 206 OF THE CBCA. SECTION 206 OF THE CBCA IS COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH AN OFFEREE'S RIGHTS MAY BE LOST OR ALTERED. SHAREHOLDERS WHO WISH TO BE BETTER INFORMED ABOUT THE PROVISIONS OF SECTION 206 OF THE CBCA SHOULD CONSULT THEIR LEGAL ADVISORS. SEE "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" FOR A DISCUSSION OF THE TAX CONSEQUENCES TO SHAREHOLDERS IN THE EVENT OF A COMPULSORY ACQUISITION.

SUBSEQUENT ACQUISITION TRANSACTION

     If (1) the Offeror waives the Minimum Condition and the Offer is accepted by the holders of more than 50% of the aggregate outstanding Common Shares not currently owned by the Offeror and its affiliates, or (2) either the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving the Company and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Common Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer. If (1) the Minimum Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer or (2) the Offeror waives the Minimum Condition and the Offer is accepted by the holders of more than 50% of the aggregate outstanding Common Shares not currently owned by the Offeror and its affiliates and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror should own sufficient Common Shares to effect such a Subsequent Acquisition Transaction. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction would be the same cash price or securities immediately redeemable for the same cash price as the price offered under the Offer.

     Each type of Subsequent Acquisition Transaction described above would be a "going private transaction" within the meaning of Rule 61-501 and Policy Q-27. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions." However, if the Subsequent Acquisition Transaction is a "going private transaction" carried out in accordance with Rule 61-501 or an exemption therefrom and Policy Q-27 or an exemption therefrom, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 do not apply to such transaction. The Offeror intends to carry out any such going private transaction in accordance with Rule 61-501 and Policy Q-27 or exemptions therefrom, such that the related party transaction provisions of Rule 61-501 and Policy Q-27 will not apply to the going private transaction.

     Rule 61-501 and Policy Q-27 provide that unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the Common Shares and provide to the holders of the Common Shares a summary of such valuation. In connection therewith, the Offeror intends to rely on an available exemption exempting the Company, the Offeror or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with a Subsequent Acquisition Transaction. An exemption is available for certain going private transactions completed within 120 days after the expiry of a formal take-over bid for consideration at least equal to and of the same form as that paid in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror expects that this exemption would be available.

     The provisions of the CBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Policy Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the QSC. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the QSC as required, all Shareholders other than the Offeror, any "interested party" or any person or company who is a "related party" of the Offeror or an "interested party" for purposes of Rule 61-501 and Policy Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors or senior officers or any person or company acting jointly or in concert with any of the foregoing. Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a going private transaction if the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same cash price or securities immediately redeemable for the same cash price as the price offered under the Offer and the Offeror intends to cause Common Shares acquired pursuant to the Offer to be voted in favour of such transaction.

     In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority Shareholders.

     If the Offeror decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving the Company, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from the Company, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Common Shares under the Offer.

     Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

     The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See "Certain Canadian Federal Income Tax Considerations". Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

JUDICIAL DEVELOPMENTS

     Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Policy Q-27, Canadian courts had in a few instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend both in legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with requirements designed to ensure procedural and substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

                         DEALER MANAGERS AND DEPOSITARY

     Merrill Lynch Canada Inc. and BMO Nesbitt Burns Inc., in Canada, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Nesbitt Burns Corp., in the United States, are acting as dealer managers in connection with the Offer. EID and the Offeror will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada.

     BMO Nesbitt Burns Inc. and Merrill Lynch Canada Inc. have undertaken to form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada to solicit acceptances of the Offer in Canada. Each member of the Soliciting Dealer Group, including BMO Nesbitt Burns Inc. and Merrill Lynch Canada Inc., is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space on the Letter of Transmittal accompanying a deposit of Common Shares a fee of $0.15 for each Common Share deposited and acquired by the Offeror under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Common Shares will be a minimum of $85 and a maximum of $1,500, provided that the minimum fee shall only be payable in respect of deposits of 300 Common Shares or more. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit. When a single beneficial owner deposits Common Shares, all such securities will be aggregated in determining whether the maximum applies.

     The Offeror has also engaged Computershare Trust Company of Canada to act as depositary for the receipt of certificates in respect of Common Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror and EID have also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada.

     The Offeror estimates that expenses in the aggregate amount of $30 million will be incurred by the Offeror in connection with the Offer.

     No fee or commission is payable by any Shareholder who transmits its Common Shares directly to the Depositary or who makes use of the facilities of a Soliciting Dealer to accept the Offer. Except as set forth above, neither EID nor the Offeror will pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Common Shares pursuant to the Offer (other than to the Dealer Managers, the Soliciting Dealers and the Depositary).

                               INFORMATION AGENT

     The Offeror has retained Innisfree M&A Incorporated to act as Information Agent. The Information Agent may contact shareholders by mail, telephone, telex, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Common Shares. The Offeror will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer.

     Questions and requests for assistance concerning the Offer should be made directly to the Dealer Managers or the Information Agent.

                                 LEGAL MATTERS

     Legal matters on behalf of the Offeror will be passed upon by, and the opinion contained under "Certain Canadian Federal Income Tax Considerations" has been provided by, Osler, Hoskin & Harcourt LLP, Canadian counsel to the Offeror.

                         REQUIREMENTS OF AN INSIDER BID

     The Offer is an "insider bid" within the meaning of certain Canadian provincial securities legislation and Rule 61-501 and Policy Q-27 by virtue of EID, an affiliate of the Offeror, owning more than 10% of the Common Shares. The applicable securities legislation and regulatory policies require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator, filed with the applicable securities regulators and summarized in the insider-offeror's take-over bid circular. See "TD Securities Valuation and Fairness Opinion" in this Circular.

     Applicable securities legislation and regulatory policies also require that every "prior valuation" (as defined in Rule 61-501 and Policy Q-27) of the Company, its material assets or its securities made in the 24 months preceding the date of the Offer, that is known to the Offeror or its directors and senior officers, be disclosed in this Circular. No such prior valuations made in the 24 months preceding the date of the Offer are known, after reasonable enquiry, to the Offeror or its directors and officers.

                           OFFEREES' STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province for the particulars of those rights or consult with a lawyer.

                              DIRECTORS' APPROVAL

     The contents of the Offer to Purchase and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of the Offeror.

                    CONSENT OF OSLER, HOSKIN & HARCOURT LLP

TO: THE DIRECTORS OF THE OFFEROR

     We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated April 17, 2003 made by the Offeror to the holders of Common Shares of DuPont Canada other than the Offeror and its affiliates.

                                         (Signed) OSLER, HOSKIN & HARCOURT LLP

                                         Toronto, Ontario
                                         April 17, 2003

                         CONSENT OF TD SECURITIES INC.

TO: THE DIRECTORS OF THE OFFEROR

     We refer to the formal valuation and fairness opinion dated April 3, 2003, which we prepared for the Special Committee of the Board of Directors of DuPont Canada Inc. in connection with the Offer made by the Offeror to the holders of Common Shares of DuPont Canada other than the Offeror and its affiliates. We consent to the filing of the formal valuation with the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec and the inclusion of a summary of the formal valuation in this Circular. In providing such consent, we do not intend that any person other than the Board of Directors of DuPont Canada and the Special Committee of the Board of Directors of DuPont Canada rely upon such formal valuation.

                                         (Signed) TD SECURITIES INC.

                                         Toronto, Ontario
                                         April 17, 2003

                                  CERTIFICATE

DATED: April 17, 2003

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares which are the subject of the Offer.

           (Signed) John P. Jessup                         (Signed) John H. McClintock
    President and Chief Executive Officer                  Vice President and Treasurer

                       ON BEHALF OF THE BOARD OF DIRECTORS OF THE OFFEROR

           (Signed) A. Lloyd Adams                          (Signed) Phillip N. Perry
                   Director                                          Director

                        THE DEPOSITARY FOR THE OFFER IS:

                     COMPUTERSHARE TRUST COMPANY OF CANADA

            For Delivery by Mail:                      For Delivery by Courier or by Hand:
                P.O. Box 7021                                 100 University Avenue
           31 Adelaide Street East                            9th Floor, North Tower
               Toronto, Ontario                                  Toronto, Ontario
                   M5C 3H2                                           M5J 2Y1
         Attention: Corporate Actions                      Attention: Corporate Actions

                             For Information call:
                           Telephone: (416) 981-9633
                           Facsimile: (416) 981-9663
                           Toll Free: (800) 564-6253

                    E-mail: caregistryinfo@computershare.com

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
             Shareholders Call Toll Free: (888) 750-5835 (English)
                            (877) 750-9499 (French)
                 Banks and Brokers Call Collect: (212) 750-5833

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                      IN CANADA                                             IN THE UNITED STATES
      MERRILL LYNCH                 BMO NESBITT             MERRILL LYNCH, PIERCE,              BMO NESBITT
       CANADA INC.                  BURNS INC.            FENNER & SMITH INCORPORATED           BURNS CORP.
        BCE Place             1 First Canadian Place          Merrill Lynch & Co.             3 Times Square
181 Bay Street, Suite 400            4th Floor             4 World Financial Center             27th Floor
    Toronto, Ontario             Toronto, Ontario             New York, New York            New York, New York
         M5J 2V8                      M5X 1H3                        10080                         10036
                                    Telephone:
       For further                (416) 359-4000                  Telephone:
  information contact:              Facsimile:            (866) 276-1462 (toll free)
      Jason Menard                (416) 359-4311
       Telephone:                   For further
     (416) 369-7694            information contact:
     (call collect)                 Ariel Walsh
                                    Telephone:
       Facsimile:                 (416) 359-8137
     (416) 369-2793            (888) 355-6634 (toll
                                       free)